SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.       )

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Brooks Automation, Inc.

(Name of Registrant as Specified in Its Charter)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS OF
BROOKS AUTOMATION, INC.
TO BE HELD ON JANUARY 18, 2011

The 2011 Annual Meeting of Stockholders of Brooks Automation, Inc. (“Brooks” or the “Company”) will be held on January 18, 2011 at 10:00 a.m., local time, at 15 Elizabeth Drive, Chelmsford, Massachusetts 01824 for the following purposes:

1.	To elect nine directors to serve for the ensuing year and until their successors are duly elected.

2.	To ratify the selection of PricewaterhouseCoopers LLP as our independent registered accounting firm for the 2011 fiscal year.

3.	To transact any other matters which may properly come before the Annual Meeting or any adjourned session thereof.

The Board of Directors has fixed November 30, 2010 as the record date for determining the stockholders entitled to notice of, and to vote at, the Annual Meeting.

All stockholders are cordially invited to attend the Annual Meeting. To ensure your representation at the Annual Meeting we urge you to complete a proxy telephonically, electronically or by mail, if you requested a proxy statement be mailed to you as described in the proxy statement.

This year we will again take advantage of the Securities and Exchange Commission rule allowing companies to furnish proxy materials to their stockholders over the Internet. This so-called e-proxy process is becoming familiar to many investors and it can serve to expedite stockholders’ receipt of proxy materials, lower costs and diminish the environmental impact of our annual meeting. Stockholders who choose to receive e-proxy materials have been sent a notice with instructions as to how to access our proxy statement and annual report, as well as how to vote.

Notice Regarding Availability of Proxy Materials for the Annual Meeting to be held on January 18, 2011: This notice, the attached proxy statement and our Annual Report on form 10-K for the fiscal year ended September 30, 2010, are available at our website at www.brooks.com. In addition, you may access these materials at http://materials.proxyvote.com/114340, which does not have “cookies” that identify visitors to the site.

Any stockholder attending the Annual Meeting may vote in person even if that stockholder has previously returned a Proxy Card.

By Order of the Board of Directors

Thomas S. Grilk,
Senior Vice President, General
Counsel and Secretary

Chelmsford, Massachusetts
December 8, 2010

YOUR VOTE IS IMPORTANT

  WE URGE YOU TO PROMPTLY AUTHORIZE YOUR PROXY BY FOLLOWING THE VOTING INSTRUCTIONS, SO THAT IF YOU ARE UNABLE TO ATTEND THE ANNUAL MEETING YOUR SHARES MAY NEVERTHELESS BE VOTED. HOWEVER, YOUR PROXY MAY BE REVOKED AT ANY TIME PRIOR TO EXERCISE BY FILING WITH THE SECRETARY OF THE COMPANY A WRITTEN REVOCATION, BY AUTHORIZING A PROXY AT A LATER DATE, OR BY ATTENDING AND VOTING AT THE ANNUAL MEETING.

BROOKS AUTOMATION, INC.

PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS

To Be Held On January 18, 2011

This proxy statement is furnished in connection with the solicitation of proxies by the board of directors (the “Board of Directors” or the “Board”) of Brooks Automation, Inc., a Delaware corporation (“we”, “us”, “Brooks” or the “Company”), for use at the Annual Meeting of Stockholders to be held at 15 Elizabeth Drive, Chelmsford, Massachusetts on January 18, 2011, at 10:00 a.m., local time, and at any adjournment or adjournments thereof (the “Annual Meeting”).

We expect that this proxy statement and the accompanying proxy will first be made available to stockholders on or about December 8, 2010. Our Annual Report on Form 10-K for the fiscal year ended September 30, 2010 as filed with the Securities and Exchange Commission (“SEC”) is included as the Annual Report to Stockholders being made available to our stockholders with this proxy statement. It is also available to stockholders without charge upon written request addressed to Investor Relations, Brooks Automation, Inc., 15 Elizabeth Drive, Chelmsford, Massachusetts 01824, which is the mailing address of the Company’s principal executive offices, and, as noted below, it can also be obtained via the Internet.

GENERAL INFORMATION

Record Date, Voting Rights and Outstanding Shares

Only stockholders of record at the close of business on November 30, 2010 will be entitled to receive notice of, and to vote at, the Annual Meeting. As of that date, there were outstanding and entitled to vote 65,281,757 shares of our Common Stock, $.01 par value (the “Common Stock”). Each stockholder is entitled to one vote for each share of Common Stock held of record on that date and may vote such shares either in person or by proxy.

Electronic Distribution

This proxy statement, our Annual Report on Form 10-K for the fiscal year ended September 30, 2010 and the proxy card are available at: http://materials.proxyvote.com/114340.

Solicitation

The proxy relating to the Annual Meeting is solicited on behalf of our Board of Directors, and we will bear the cost of such solicitation. Our officers and regular employees may solicit proxies by correspondence, telephone or in person, without extra compensation. We may also pay to banks, brokers, nominees and certain other fiduciaries their reasonable expenses incurred in forwarding proxy material to the beneficial owners of the securities held by them.

Voting Procedures

The votes of stockholders present in person or represented by proxy at the Annual Meeting will be tabulated by an inspector of elections. A quorum, consisting of a majority of all stock issued, outstanding and entitled to vote at the Annual Meeting, will be required to be present in person or by proxy for the transaction of business at the Annual Meeting and any adjournment thereof. If a quorum is not present, a majority of the votes properly cast will adjourn the meeting.

The nine nominees for director who receive the greatest number of votes cast by stockholders present in person or represented by proxy at the Annual Meeting and entitled to vote thereon will be elected directors. The affirmative vote of a majority of the votes properly cast is required to approve the ratification of the selection of PricewaterhouseCoopers LLP as our independent auditors for the 2011 fiscal year.

Abstentions will be counted as present and entitled to vote for purposes of determining the presence of a quorum, but will have no effect on the outcome of the vote for the election of directors or the proposal for the ratification of the selection of PricewaterhouseCoopers LLP. A broker non-vote is a proxy from a broker or other nominee indicating that such person has not received instructions from the beneficial owner on a particular matter with respect to which the broker or other nominee does not have discretionary voting power. Shares of Common Stock held of record by brokers who do not return a signed and dated proxy will not be considered present at the Annual Meeting, will not be counted towards a quorum, and will not be voted in the election of directors or for the ratification of the selection of PricewaterhouseCoopers LLP.

Voting of Proxies

General. If your shares of Common Stock are registered directly in your name with our transfer agent, Computershare, Inc., you are considered the shareholder of record of those shares. In that case these proxy materials have been sent directly to you and you have the right with these proxy materials to grant your proxy directly to Brooks or to vote in person or by telephone or via the Internet as described below.

If your shares of Common Stock are held in a brokerage account (street name) or by another person on your behalf, you are considered to be the beneficial owner of those shares, and these proxy materials are being forwarded to you by your broker or other nominee together with a voting instruction card, and you are also invited to attend the Annual Meeting.

Proxies Without Voting Instructions. Proxies that are properly submitted and dated but which do not contain voting instructions will be voted for the election of the nominees as directors described in this proxy statement and for the ratification of the selection of PricewaterhouseCoopers LLP. If any other matters properly come before the Annual Meeting, proxies will be voted by the authorized proxies in accordance with their best judgment.

Voting Shares Held Through Broker By Proxy. If your shares of Common Stock are held by your broker, your broker will vote your shares for you if you provide instructions to your broker on how to vote your shares. You should follow the directions provided by your broker on a voting instruction card regarding how to instruct your broker to vote your shares. In the absence of such instructions, the broker will be able to vote your shares on matters with respect to which it has discretionary voting power, including the ratification of the selection of PricewaterhouseCoopers LLP but not with respect to the election of the nine nominees for director.

Voting Of Shares Held Through Broker In Person. If your shares of Common Stock are held by your broker or other nominee in a name other than yours and you wish to vote those shares in person at the Annual Meeting, you must obtain from the broker or other nominee holding your shares a properly executed legal proxy, identifying you as a stockholder, authorizing you to act on behalf of the broker or other nominee at the Annual Meeting and specifying the number of shares with respect to which the authorization is granted.

Other Matters. If you sign and return the enclosed proxy card or vote your shares over the telephone or via the Internet, you grant to the persons named in the proxy the authority to vote in their discretion on any other matters that may properly come before the Annual Meeting, including any adjournment or postponement thereof. Other matters that may be properly brought before the Annual Meeting, unless otherwise provided in our certificate of incorporation or bylaws or by statute, will be approved if they receive a majority of the votes properly cast on the matter. Our management does not presently know of any other matters to be brought before the Annual Meeting.

Voting Procedures. There are several ways in which you or your representative can vote your shares, as follows:

By mail—Shareholders of record of Brooks stock may submit proxies by completing, signing and dating their proxy cards and mailing them in the accompanying pre-addressed envelopes. Brooks shareholders who are the beneficial owners of shares held in a brokerage account, or by another person on their behalf, may vote by mail by completing, signing and dating the voting instruction card provided by their broker, trustee or nominee and mailing it in the accompanying pre-addressed envelope.

By telephone—Shareholders of record may submit proxies by telephone until 11:59 p.m. (Eastern Time) on January 17, 2011 by calling 1-800-690-6903. The proxy card includes instructions on submitting proxies by telephone. Most Brooks shareholders who are the beneficial owners of shares held in a brokerage account, or by another person on their behalf, and live in the United States or Canada may vote by telephone by calling the number specified on the voting instruction card provided by their broker, trustee or nominee. Please see the voting instruction card for telephone voting availability.

By Internet—Shareholders of record may submit proxies using the Internet until 11:59 p.m. (Eastern Time) on January 17, 2011 by visiting www.proxyvote.com. The proxy card includes instructions on submitting proxies using the Internet. Most Brooks shareholders who are the beneficial owners of shares held in a brokerage account, or by another person on their behalf, and live in the United States or Canada may vote using the Internet by following the instructions on the voting instruction card provided by their broker, trustee or nominee. Please see the voting instruction card for Internet voting availability.

Revocation of Proxies

Signing the enclosed proxy card or otherwise submitting one’s proxy will not prevent a record holder from voting in person at the Annual Meeting or otherwise revoking the proxy. A record holder may revoke a proxy at any time before the Annual Meeting in the following ways:

•	filing with our corporate secretary, before the vote at the Annual Meeting, a written notice of revocation bearing a later date than the proxy;

•	authorizing a later dated proxy relating to the same shares and delivering it to us before the vote at the Annual Meeting; or

•	attending the Annual Meeting and voting in person, although attendance at the meeting will not by itself constitute a revocation of the proxy.

Record holders should send any written notice of revocation or subsequent proxy to our corporate secretary at 15 Elizabeth Drive, Chelmsford, Massachusetts 01824, or hand deliver the notice of revocation or subsequent proxy to our corporate secretary before the vote at the Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on January 18, 2011.

Pursuant to rules adopted by the SEC, we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials to our stockholders of record and beneficial owners, which will instruct you as to how you may access and review all of the proxy materials on the Internet. The Notice also instructs you as to how you may submit your proxy on the Internet. If you would like to receive a paper copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information as of November 15, 2010 with respect to the beneficial ownership of Common Stock by each nominee for director, the director emeritus and each executive officer named below in the Summary Compensation Table under “Compensation Tables for Named Executive Officers—Summary Compensation Table”, which we refer to as the “Named Executive Officers”, all current executive officers, the director nominees and the director emeritus as a group, and each person known by us to be the beneficial owner of 5% or more of the Common Stock. Except as indicated below, this information is based upon information received from, on behalf of or filed with the SEC by the named individuals.

	Shares of
	Common Stock
	Beneficially	Percentage of
Name	Owned(1)(2)	Class

Named Executive Officers, Director Nominees and Director Emeritus:
Robert J. Lepofsky (3)	758,915	1.2%
Martin S. Headley	268,400	*
Steven A. Michaud (4)	196,567	*
Stephen S. Schwartz	200,000	*
Clinton M. Haris (5)	93,446	*
A. Clinton Allen (6)	70,000	*
Joseph R. Martin (7)	48,800	*
John K. McGillicuddy (8)	45,000	*
Krishna G. Palepu (9)	62,285	*
C.S. Park (10)	22,500	*
Kirk P. Pond	35,000	*
Marvin G. Schorr (11)	178,548	*
Alfred Woollacott, III (12)	73,320	*
Mark S. Wrighton (13)	75,984	*

All directors nominees, director emeritus and executive officers as a group (18 persons) (18)	2,382,672	3.6%

Five Percent Owners:
BlackRock, Inc. 40 East 52nd Street, New York, NY 10022 (14)	6,629,602	10.2%

Dimensional Fund Advisors LP Palisades West, Building One 6300 Bee Cave Road, Austin, Texas 78746 (15)	5,333,289	8.2%

Barrow, Hanley Mewhinney & Strauss, LLC 2200 Ross Avenue, 31st Floor, Dallas, Texas 75201-2761 (16)	5,046,020	7.7%

T. Rowe Price Associates, Inc. 100 E. Pratt Street, Baltimore, Maryland 21202 (17)	3,917,678	6.0%

*	Less than one percent.

(1)	To our knowledge, the persons named in this table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable and except as indicated in the other footnotes to this table. In addition, shares indicated as beneficially owned by officers and directors in some instances include restricted stock over which the officer or director has voting power but no investment power.

(2)	In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days after November 15, 2010 are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

(3)	Includes 2,170 shares held in our 401(k) retirement savings plan.

(4)	Includes 2,042 shares held in our 401(k) retirement savings plan and 29,425 shares issuable pursuant to stock options exercisable within 60 days of November 15, 2010.

(5)	Includes 4,000 shares issuable pursuant to stock options exercisable within 60 days of November 15, 2010.

(6)	Includes 10,000 shares issuable pursuant to stock options exercisable within 60 days of November 15, 2010, as well as 10,000 shares held by a relative of Mr. Allen, over which he has no voting rights.

(7)	Includes 20,000 shares issuable pursuant to stock options exercisable within 60 days of November 15, 2010.

(8)	Includes 10,000 shares issuable pursuant to stock options exercisable within 60 days of November 15, 2010, as well as 15,000 shares issued in the form of restricted stock units that do not vest until separation from service as a Brooks director.

(9)	Includes 25,000 shares issuable pursuant to stock options exercisable within 60 days of November 15, 2010.

(10)	Includes 7,500 shares issued in the form of restricted stock units that do not vest until the earlier of the attainment of age 65 or separation from service as a Brooks director.

(11)	Includes 27,220 shares issuable pursuant to stock options exercisable within 60 days of November 15, 2010.

(12)	Includes 36,100 shares issuable pursuant to stock options exercisable within 60 days of November 15, 2010.

(13)	Includes 27,220 shares issuable pursuant to stock options exercisable within 60 days of November 15, 2010.

(14)	Based upon the most recent Schedule 13G filed by BlackRock, Inc. with the SEC on March 9, 2010, as of February 26, 2010, BlackRock, Inc. had sole voting power over 6,629,602 shares and sole dispositive power over 6,629,602 shares.

(15)	Based upon the most recent Schedule 13G filed by Dimensional Fund Advisors LP with the SEC on February 8, 2010, as of December 31, 2009, Dimensional Fund Advisors LP had sole voting power over 5,265,978 shares and sole dispositive power over 5,333,289 shares.

(16)	Based upon the most recent Schedule 13G filed by Barrow, Hanley Mewhinney & Strauss, LLC with the SEC on February 8, 2010, as of December 31, 2009 Barrow, Hanley Mewhinney & Strauss, LLC had sole voting power over 2,061,220 shares, shared voting power over 2,984,800 shares and sole dispositive power over 5,046,020 shares.

(17)	Based upon the most recent Schedule 13G filed by T. Rowe Price Associates, Inc. with the SEC on February 12, 2010, as of December 31, 2009 T. Rowe Price Associates, Inc. had sole voting power over 1,184,754 shares and sole dispositive power over 3,917,678 shares.

(18)	Includes 196,465 shares issuable pursuant to stock options exercisable within 60 days of November 15, 2010 and 4,212 shares held in our 401(k) retirement savings plan.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

At the 2011 Annual Meeting, nine directors are to be elected to serve until the 2012 annual meeting of stockholders and until their successors have been duly elected and qualified. The nominees for election at the 2011 Annual Meeting are listed on pages 9 to 13 with brief biographies. They are all currently Brooks directors. All directors stand for election at the Annual Meeting. Under the Board’s Governance Policy, any Director who is also an employee of the Company must resign from the Board at the time of his retirement from, or termination of employment with, the Company; however, the Board has the discretion to waive this requirement.

Director Qualifications

In its Governance Policy and in the charter of the Nominating and Governance Committee, the Board has set out both broadly and in specific terms the qualifications sought when considering non-employee director candidates. At the highest level, as set out in the Board’s Governance Policy, these include a high degree of business experience, the consistent exercise of the highest ethical standards, and a continuing commitment to the best practices of corporate governance. The Board and the Nominating and Governance Committee also assess a candidate’s independence as defined under SEC and Nasdaq rules. The emphasis throughout the process of identifying, nominating and evaluating candidates for the Board and members of the Board following their election is to produce a group of directors that function effectively as a leadership team. It is considered important not only to bring together Directors with a variety of skills in diverse areas, but also to ensure that those Directors function well together. Within this framework, the charter of the Nominating and Governance Committee includes specific criteria as essential in helping to ensure that the Board possesses the strength that is derived from having a variety of appropriate skills and experience. Those criteria are proven leadership and management experience as CEO or chairman of a public company or other large, complex organization; financial expertise; experience in technology, manufacturing and marketing; international background; diversity; expertise resulting from significant academic or research activities; and experience on one or more boards of significant public or non-profit organizations. It is the practice of the Nominating and Governance Committee and the Board in nominating and evaluating candidates for the Board to take into account the overall experience represented on the Board, all as part of the process of endeavoring to ensure that the Board functions at all times as an effective team. The Committee and the full Board review their effectiveness in balancing these considerations when assessing the composition of the Board.

While the Board has not adopted a formal policy concerning diversity, it does believe, as noted above, that it must take advantage of the strength derived from having a variety of skills, experience and unique individual backgrounds represented among its members. The Brooks Board is composed of a diverse group of leaders in their respective fields. Many of the current directors have leadership experience at major domestic and international companies with operations inside and outside the United States, as well as experience on other companies’ boards, which provides an understanding of different business processes, challenges and strategies. In some cases they have occupied CEO and other leadership roles in internationally focused companies in the markets that Brooks serves or related markets. Other directors have experience as professors and leaders at internationally recognized academic institutions or as accounting professionals operating at the highest level of the independent accounting profession, each of which brings unique perspectives to the Board. Certain of those Directors also come to the Brooks Board with the diverse perspective of people born and raised in nations and cultures outside the United States.

Information on Nominees

The following table sets forth certain information as of December 8, 2010 with respect to the nine nominees and Dr. Schorr, in each case setting forth the particular experience, qualifications, attributes and skills of each director nominee that led the Board to conclude that such person should serve as a director of Brooks.

Name	Age	Position	Director Since
A. Clinton Allen (2)(5)	66	Director	2003
Joseph R. Martin (3)(4)	63	Chairman of the Board of Directors	2001
John K. McGillicuddy (1)(3)(4)	67	Director	2003
Krishna G. Palepu (3)(4)(5)	56	Director	2005
C. S. Park (2)(3)	62	Director	2008
Kirk P. Pond (2)(3)	66	Director	2007
Stephen S. Schwartz	51	Director, President and Chief Executive Officer	2010
Alfred Woollacott, III (1)(5)	64	Director	2005
Mark S. Wrighton (1)(5)	61	Director	2005
Marvin G. Schorr	85	Director Emeritus	2005

(1) Member of our Audit Committee for fiscal 2011.

(2) Member of our Human Resources and Compensation Committee for fiscal 2011.

(3) Member of our Nominating and Governance Committee for fiscal 2011.

(4) Member of our Executive Committee for fiscal 2011.

(5) Member of our Finance Committee for fiscal 2011.

Mr. A. Clinton Allen has been a director since October 2003. In addition to serving as a director, Mr. Allen is Chairman and Chief Executive Officer of A.C. Allen & Company, an investment banking consulting firm, and Principal of the American College of Corporate Directors, an organization that provides educational and other services to public company directors, CEOs and corporate counsel. From 1989 to 2002, Mr. Allen served as Vice Chairman of the Board of Psychemedics Corporation, Inc., a biotechnology company with a proprietary drug testing product, and as Chairman of the Board of Psychemedics from 2002 to 2003. Mr. Allen is currently the non-executive chairman and a director of Collectors Universe, a provider of value added services to dealers and collectors. He also serves as a Lead Director of Steinway Musical Instruments Company, a manufacturer of musical instruments, and as a director of LKQ Corporation, a supplier of recycled OEM automotive parts. He is also a director of Avantair, Inc., a provider of fractional aircraft shares for business and personal use. Mr. Allen holds a Masters Professional Director Certification from the American College of Corporate Directors.

The Board of Directors has concluded that Mr. Allen should continue to serve as a Director of the Company because of his broad-based investment banking and financial market expertise, providing the Company and the Board with valuable insights in both merger and acquisition analysis and in the approach to capital markets generally, as well as his leadership experience serving as chairman and lead director for diverse publicly traded companies.

Mr. Joseph R. Martin has been a director of Brooks since June 2001 and Chairman of the Board since May 2006. Mr. Martin served as Executive Vice President and Chief Financial Officer, and later Sr. Executive Vice President, and then as member of Office of the Chairman of Fairchild Semiconductor International, Inc., a supplier of power semiconductors, from June 1996 to May of 2004. He served as the Vice Chairman of Fairchild’s Board of Directors from 2003 until his retirement in June 2005. Mr. Martin is a member of the Board of Directors of Soitec, Inc., a semiconductor wafer processing company, and of SynQor, Incorporated, a manufacturer of power converters. Mr. Martin also serves as Trustee of Embry-Riddle Aeronautical University. Mr. Martin holds an Advanced Professional Director Certification from the American College of Corporate Directors.

Mr. Martin’s extensive industry and finance experience over more than 30 years in the semiconductor industry as CFO and Vice Chairman of a multinational public semiconductor company, combined with the leadership that he has provided as Brooks’ Chairman since 2006, are regarded by the Board as invaluable contributions to the operation of the Board and the financial success of the company.

Mr. John K. McGillicuddy has been a director since October 2003. Mr. McGillicuddy was a partner with the international accounting firm of KPMG LLP, a public accounting firm, from 1975 until his retirement in June 2000. Mr. McGillicuddy is also a member and chairman of the Board of Directors of Watts Water Technologies, Inc., a manufacturer of water safety and flow control products as well as member of the Board of Directors of Cabot Corporation, a chemical manufacturer.

The Board of Directors has concluded that Mr. McGillicuddy should continue to serve as a Director of the Company because of the depth of his financial background, including his previous experience as partner of a large, international public accounting firm, as well as his leadership and international experience as chairman of a public company with international operations.

Professor Krishna G. Palepu has been a director since November 2005. Professor Palepu is the Ross Graham Walker Professor of Business Administration and Senior Associate Dean for International Development at the Harvard Business School. Among his other responsibilities at the Harvard Business School, Professor Palepu teaches in several different corporate governance educational programs. Prior to assuming his current administrative position, Professor Palepu held other positions at Harvard Business School, including Senior Associate Dean, Director of Research, and Chair, Accounting and Control Unit. Professor Palepu is also a director of BTM Corporation, a management solutions provider focused on converging business with technology. He has also served since 2008 as a director of Partners Harvard Medical International, a non-profit subsidiary of Partners HealthCare System, Inc. devoted to promoting collaboration among international health care leaders, and since 2005 as a director of the Exeter Group, a privately owned software services company located in Cambridge, Massachusetts. Professor Palepu was formerly a member of the Board of Directors of Dr. Reddy’s Laboratories Ltd., an Indian global pharmaceuticals company, from 2002 until 2009, and was a member of the Board of Directors of PolyMedica Corp, a Massachusetts provider of diabetes testing supplies and products, from June 2006 until it was sold in August 2007. Professor Palepu was also formerly a member of the Board of Directors of Satyam Computer Services Limited (“Satyam”), an Indian company whose shares are publicly traded in India and on the New York Stock Exchange. In December 2008, Professor Palepu resigned from the Board of Satyam. Professor Palepu holds a Professional Director Certification from the American College of Corporate Directors.

In January 2009, the Chairman of Satyam disclosed a series of fraudulent transactions that resulted in an overstatement of Satyam’s assets and revenue. As a result of subsequent investigations by agencies of the Indian government, various proceedings are now pending in India involving allegations of fraud, substantial overstatements of revenues, profits and assets, as well as violations of sections of India’s criminal and corporate statutes. An investigative agency of the Indian government has produced a report relating to these matters alleging a series of violations of the Companies Act, 1956, of India (the “Companies Act”) by the former directors of Satyam. This agency has filed complaints with respect to two of these allegations naming Professor Palepu and other Satyam directors. These complaints relate to Satyam’s alleged failure to properly identify highly paid employees in reports required by the Companies Act and failure to obtain prior approval from the government of India for consulting fees paid to Professor Palepu. Professor Palepu has also been named as a respondent to a petition brought in January 2009 before the Company Law Board of the Indian government arising out of these same facts. Professor Palepu, along with the other former directors of Satyam and other parties, is also a named defendant in a putative class action lawsuit pending in the United States District Court for the Southern District of New York in which the plaintiffs allege violations of the United States securities laws, including Section 10(b) of the Securities Exchange Act of 1934 and Rule 10b-5 thereunder.

Professor Palepu has informed our Board of Directors that he believes these allegations lack merit and that he intends to assert his defenses vigorously. Professor Palepu has moved to dismiss the putative class action lawsuit pending in the United States District Court for the Southern District of New York. After reviewing the matter itself and discussing these claims and the surrounding facts with Professor Palepu, our Board of Directors (Professor Palepu recusing himself) voted to nominate Professor Palepu to serve on our Board of Directors.

The Board of Directors has concluded that Professor Palepu should continue to serve as a Director of the Company because of the depth of the strategic, marketing, financial and technology insights that he provides arising out of his service as a professor at an internationally esteemed business school, as well as the global and culturally diverse perspective afforded by his international background.

Dr. C.S. Park became a member of our Board in April 2008. Prior to joining Brooks’ Board, from September 1996 through February 2000, he served as Chairman, President and CEO of Hyundai Electronics America in San Jose, California. Dr. Park served as President and CEO of Hynix Semiconductor Inc. from March 2000 to May 2002, and from June 2000 to May 2002 he also served as its Chairman. Dr. Park also served as Chairman of Maxtor Corporation from May 1998 until it was acquired by Seagate Technology in 2006. He continues to serve on the Seagate’s Board of Directors. In addition to his corporate experiences, Dr. Park has also served as a Management Consultant at Ernst & Young Consulting Inc. in Seoul, South Korea, as well as a Managing Director, Investment Partner, and Senior Advisor to H&Q Asia Pacific, a private equity firm based in Palo Alto, California. In addition to his current position as a Board member at Seagate Technology, Dr. Park also serves on the boards of Computer Sciences Corporation and Ballard Power Systems Inc. He served as a director of Smart Modular Technologies, Inc. for six years, concluding his tenure in 2010, and was a director of STATS ChipPAC Ltd. in Singapore from 2004 until August 2007. Dr. Park is also a director of Sandforce, Inc., a privately held data storage company.

The Board of Directors has concluded that Dr. Park should continue to serve as a Director of the Company because of the unique insights derived from his years of leadership, technology, manufacturing and marketing experience gained through his service as CEO of global companies in the semiconductor and electronics industries, as well as the global and culturally diverse perspective afforded by his international background.

Mr. Kirk P. Pond became a director in November 2007. Mr. Pond was the President and Chief Executive Officer of Fairchild Semiconductor International, Inc., from June 1996 until May 2005. He served as the Chairman of Fairchild’s Board of Directors from 1997 and until June 2006. Prior to Fairchild Semiconductor’s separation from National Semiconductor, Mr. Pond had held several executive positions with National Semiconductor, including Executive Vice President and Chief Operating Officer. Mr. Pond served as a member of the Board of Directors of the Federal Reserve Bank of Boston from January 2004 until January 2007 and since 2005 has been a director of Wright Express Corporation. He was a director of Axcelis Inc. during February 2006. Mr. Pond has also served on the advisory Board of the University of Arkansas Engineering School since 1987.

The Board of Directors has concluded that Mr. Pond should continue to serve as a Director of the Company in order to receive the continuing advantage both of his leadership experience as CEO of a successful public company in the semiconductor industry and his generally broad background in technology, semiconductor manufacturing, global marketing and finance in both the public and private sectors.

Dr. Stephen S. Schwartz joined Brooks in April 2010 as President. As of October 1, 2010, following the retirement of Brooks’ previous chief executive officer, Robert J. Lepofsky, Dr. Schwartz became Brooks’ chief executive officer as well as President, and continues to serve as such. Dr. Schwartz was elected to the Brooks Board of Directors in August 2010. Dr. Schwartz had previously served, from August 2002 until April 20, 2009, as Chief Executive Officer and a director of Asyst Technologies, Inc., a manufacturer of integrated hardware and software automation systems primarily directed at the semiconductor manufacturing industry. He joined Asyst in January 2001 as Senior Vice President, Product Groups and Operations and was elected Chairman of Asyst in January 2003. Asyst filed for bankruptcy protection under Chapter 11 of the United States bankruptcy act on April 24, 2009, and Asyst’s assets have since been liquidated. Prior to joining Asyst, Dr. Schwartz had served since 1987 in various capacities with Applied Materials, Inc., including acting as general manager for Applied Material’s service business and president of Consilium, Inc., an Applied Materials software subsidiary.

The Board of Directors has concluded that Dr. Schwartz should continue to serve as a Director of the Company due to the depth of industry, marketing and management experience that he brings as former CEO of a company in the automation manufacturing space, as well as the fact that he is the Company’s chief executive officer, thereby bringing to the Board his insight and experience with the daily business of the Company and its customers, employees and other stakeholders.

Mr. Alfred Woollacott, III is a certified public accountant and was a partner with the accounting firm of KPMG LLP from 1979 until his retirement in September 2002. He became a director in October 2005 following our acquisition of Helix and was appointed to our Board pursuant to our merger agreement with Helix. He is currently a Board member of William Hart Realty Trust and the Hart Haven Community Association. Mr. Woollacott also served as a Director of Greencore U.S. Holdings, a wholly owned subsidiary of Greencore Group PLC, an Irish corporation listed on the Irish Stock Exchange which is an international manufacturer of convenience foods and ingredients until 2010. Mr. Woollacott holds an Advanced Professional Director Certification from the American College of Corporate Directors.

The Board of Directors has concluded that Mr. Woollacott should continue to serve as a Director of the Company because of his highly valuable financial background and expertise gained through his career as partner of a large, international public accounting firm, as well his experience on the Board of an international company in the semiconductor capital equipment business.

Dr. Mark S. Wrighton has been Chancellor of Washington University in St. Louis since July 1995. He became a director in October 2005 following our acquisition of Helix and was appointed to our Board pursuant to our merger agreement with Helix. Dr. Wrighton also serves as director of Cabot Corporation, a chemical manufacturer, and of Corning Incorporated, a manufacturer of specialty glass and ceramics. He previously served as a director of A.G. Edwards, Inc., a financial services company, until 2007.

The Board of Directors has concluded that Dr. Wrighton should continue to serve as a Director of the Company because of his leadership and financial experience gained as CEO of an esteemed, large university, as well as his extensive experience as a member of the Board for large, technically focused public companies in the manufacturing and financial sectors and his technology experience as a scientist.

Dr. Marvin G. Schorr served as Chairman of the Board of Helix from August 1996 to December 2004. Dr. Schorr became Brooks Director Emeritus in October 2005 pursuant to our merger agreement with Helix. Dr. Schorr is a director of Tech/Ops Sevcon, Inc., a manufacturer and seller of control products for battery operated vehicles. Dr. Schorr holds a Professional Director Certification from the American College of Corporate Directors.

The Board of Directors has concluded that Dr. Schorr should continue to serve as Director Emeritus of the Company because of his experience as CEO and Chairman of technology companies and because of the overall breadth of perspective that he contributes in areas such as management, finance, manufacturing, technology, international business and corporate governance.

THE COMPANY’S BOARD OF DIRECTORS RECOMMENDS THAT THE
STOCKHOLDERS VOTE FOR THE ELECTION OF THE NINE NAMED NOMINEES.

CORPORATE GOVERNANCE AND DIRECTOR COMPENSATION

Board of Directors

The Board of Directors has responsibility for establishing broad corporate policies and reviewing overall performance rather than day-to-day operations. The Board’s primary responsibility is to oversee the management and, in so doing, to serve our and our stockholders’ best interests. Management keeps the directors informed of our activities through regular written reports and presentations at Board and Committee meetings. During 2007 the Nominating and Governance Committee of the Board conducted a review of our governance policies and practices, and upon the recommendation of that Committee, the Board adopted the Governance Policy that is publicly available on our website at www.brooks.com. That policy calls for, among other things, the maintenance of Board leadership that is separate from the Company’s executive leadership, whether that comes in the form of an independent Chairman or an independent lead director. The independent Chairman presides over the regularly held executive sessions of the Board, noted below, at which the Chief Executive Officer is not present. During 2007 the Board also allowed the Company’s shareholder rights plan, or poison pill, to expire. Each director is required to stand for election annually.

The Board has assessed each of the nine nominees for director against the SEC and Nasdaq Stock Market standards for independence and determined that Messrs. Allen, Martin, McGillicuddy, Palepu, Park, Pond, Woollacott and Wrighton, being eight of the nine directors, meet the general definition of an independent director. The Board has further determined that all members of the Audit Committee (among others) meet the stricter definition required for members of an Audit Committee, and determined that each member of the Audit Committee qualifies as an Audit Committee Financial Expert.

The Board of Directors held 12 meetings during the fiscal year ended September 30, 2010. The Board of Directors took action on three occasions by unanimous written consent in lieu of a special meeting during the fiscal year ended September 30, 2010. Each current director attended at least 75% of the meetings of the Board of Directors and of Committees of which he was a member held while he was a director during the last fiscal year. In connection with each of the Board’s four regularly scheduled meetings, all non-employee members of the Board met in executive sessions without the Chief Executive Officer being present. The independent Chairman presides over these executive sessions.

The Board of Directors encourages stockholders to communicate with our senior management and directly with members of the Board of Directors on matters of concern related to our business and affairs. Stockholders who wish to communicate with members of the Board of Directors may do so by the following means:

•	By telephone: (978) 262-4400

•	By electronic mail: Directors@Brooks.com

•	By first class mail, overnight mail or courier:

Brooks Board of Directors
15 Elizabeth Drive
Chelmsford, MA 01824

As a matter of policy we encourage the directors to attend meetings of stockholders, in person or by telephone. All of the nominees for election as director were directors at the time of, and attended, the last stockholder meeting in February 2010.

Members of the Board are required to attend formal continuing education programs for directors at least every three years and encouraged to do so more often. Within the past two years all members of the Board have attended formal director education programs.

Chairman of the Board

On May 17, 2006 the Board of Directors elected Joseph R. Martin to serve as Chairman of the Board. Under our By-Laws and Governance Policy, the Chairman sets the agenda for meetings of the Board of Directors, presides over executive sessions of the Board and performs such other duties as the Board may assign.

Committees of the Board

The Board currently has the following standing Committees: an Audit Committee, an Executive Committee, a Finance Committee, a Human Resources and Compensation Committee, and a Nominating and Governance Committee. The following table sets out the Board Committees on which each member of the Board now serves, identifying as well the chair of each Committee.

				HR &	Nominating &
Name of Director	Audit	Executive	Finance	Compensation	Governance

Non-Employee Directors:
A. Clinton Allen			Chair	Member
Joseph R. Martin (1)		Chair			Member
John K. McGillicuddy	Chair	Member			Member
Professor Krishna G. Palepu		Member	Member		Chair
Dr. C.S. Park				Member	Member
Kirk P. Pond				Chair	Member
Dr. Marvin Schorr (2)
Alfred Woollacott, III	Member		Member
Dr. Mark S. Wrighton	Member		Member
Employee Director
Stephen S. Schwartz
Number of Meetings in Fiscal 2010	5	4	1	5	5

(1) Mr. Joseph Martin was elected as Chairman of the Board on May 17, 2006
(2) Dr. Marvin Schorr was elected Director Emeritus on October 26, 2005

Audit Committee. Under the provisions of the Audit Committee charter, the Audit Committee is responsible for the qualifications, independence, appointment, retention, compensation and evaluation of our registered public accounting firm and for assisting the Board of Directors in monitoring our financial reporting process, accounting functions, business risk assessment and internal controls. It also is responsible for administering our Standards of Conduct and the oversight of “whistle-blowing” procedures, and certain other compliance matters.

A copy of the charter of the Audit Committee is publicly available on our website at www.brooks.com. The Charter of the Committee was most recently revised on November 9, 2008. The changes were intended to conform to updated regulatory requirements and reflect current Committee practice. These modifications were made in conjunction with the Committee’s annual review of the Charter. Under its charter, the Audit Committee must consist of not less than three directors, each of whom meets the stricter definition of independence for members of the Audit Committee under the rules of the Nasdaq Stock Market. The Audit Committee currently is composed of Messrs. McGillicuddy (Chair), Wrighton and Woollacott, each of whom remains on the Committee during fiscal 2011. The Board of Directors has reviewed the qualifications of each member of the Committee and has determined that each of them meets that stricter definition of independence and that each qualifies as an “audit committee financial expert” as defined by SEC rules.

The Audit Committee met on five occasions during the fiscal year ended September 30, 2010 and each member of the Committee attended each meeting. It took no action by written consent.

Executive Committee. The purpose of the Executive Committee is to permit action on behalf of the Board of Directors between meetings, particularly in those circumstances on which a timely response is required and full Board participation is not reasonably feasible. The Executive Committee may exercise the full powers of the Board when, in their reasoned judgment, the best interest of the Company requires prompt action incompatible with full Board participation, excepting those matters legally requiring the approval of the full Board. When possible, and usually, the Executive Committee expects to seek prior full Board approval of limits within which it will exercise its discretion. The charter of the Executive Committee is publicly available on our website at www.brooks.com. The Executive Committee has also been given the responsibility to act for the Board in providing guidance to management concerning the Company’s strategic planning and implementation, as well as taking the lead for the Board in assuring that the Company implements and employs the processes necessary to understand, address and manage the Company’s business and enterprise risks. The Executive Committee is currently comprised of Messrs. Martin (Chair), McGillicuddy, and Palepu. The Executive Committee met on four occasions during the fiscal year 2010, with each member attending each meeting.

Finance Committee. The purpose of the Finance Committee is to assess and provide recommendations to the Board of Directors on the Company’s capital structure, including financial strategies, policies, practices and transactions. Among other things the Finance Committee recommends how to employ the Company’s cash resources in the best interests of stockholders and assist the management and the Board in the consideration and review of possible strategic transactions. Its purposes do not include the evaluation of financial performance and controls delegated under the Charter of the Audit Committee, nor does it preclude direct action by the Board on any issue if it so chooses. The charter of the Finance Committee is publicly available on our website at www.brooks.com. Members of the Finance Committee and its Chairperson are chosen by the Board and serve at the Board’s pleasure with no term limit. The Committee is comprised of Messrs. Allen (Chair), Wrighton, Woollacott and Palepu, each of whom meets the definition of independent director. The Finance Committee met one time during the fiscal year 2010 and each member of the Committee attended the meeting.

Human Resources and Compensation Committee. The Human Resources and Compensation Committee has overall responsibility for our executive compensation philosophy, evaluates and approves executive compensation, assists the Board in the discharge of its responsibilities with respect to executive compensation and develops the leadership capabilities of our executives. It also has been delegated the authority to supervise the administration of our stock plans, and it is required to review and approve the incorporation of our compensation discussion and analysis report in this proxy statement in accordance with SEC rules. The Human Resources and Compensation Committee also approves all grants to employees under our stock plans and recommends the ratification of those grants by the full Board of Directors. Actual grants under those plans must be approved by the full Board as well as the Committee as set forth in the Governance Policy. The Human Resources and Compensation Committee is authorized to retain independent advisors to assist it in fulfilling its responsibilities.

Under its charter and the requirements of the Nasdaq Stock Market, the Human Resources and Compensation Committee must consist of at least three directors, each of whom satisfies certain requirements of the securities and other laws and satisfies the independence requirements of the Nasdaq Stock Market. The Charter of the Committee was most recently revised in August 2007. The revised charter is publicly available on our website at www.brooks.com. The Human Resources and Compensation Committee is comprised of Messrs. Pond (Chair), Allen and Park, each of whom meet the definition of an independent director and the other requirements for membership.

The Human Resource and Compensation Committee met on five occasions during the fiscal year ended September 30, 2010 and each member attended each meeting.

Human Resources and Compensation Committee Interlocks and Insider Participation. None of the members of the Human Resources and Compensation Committee is or was formerly an officer or employee of the Company, and no executive officer serves on the board of directors of any company at which any of the Human Resources and Compensation Committee members is employed.

Nominating and Governance Committee. The purpose of the Nominating and Governance Committee is to (i) identify, review and evaluate candidates to serve as directors; (ii) serve as a focal point for communication between such candidates, the Board of Directors and our management; (iii) make recommendations to the full Board of candidates for all directorships to be filled by the stockholders or the Board; (iv) evaluate and make recommendations to the Board of a set of corporate governance and ethics principles; (v) periodically review and evaluate our governance and ethics policies and guidelines; (vi) evaluate and make recommendations to the Board concerning the structure, responsibilities and operation of the Committees of the Board; (vii) make recommendations to the Board concerning Board meeting policies; and (viii) make recommendations to the Board concerning the compensation of members of the Board and any Committees of the Board.

Under its charter, as supplemented by the rules of The Nasdaq Stock Market, the Nominating and Governance Committee must consist of not less than three members, each of whom satisfies the independence requirements of The Nasdaq Stock Market. A copy of the charter of the Nominating and Governance Committee is publicly available on our website at www.brooks.com. The members of the Committee are Messrs. Palepu (Chair), Martin, Park, McGillicuddy and Pond, each of whom meets the definition of an independent director.

The Nominating and Corporate Governance Committee is responsible for identifying candidates to serve as directors, whether such directorships are filled by the Board or by stockholders. The Committee may consider nominees recommended by stockholders and other sources, such as directors, third party search firms or other appropriate sources. In evaluating candidates the Committee seeks the strength that is derived from a variety of experiences among Board members, embracing the criteria and qualifications set forth in the Committee’s charter, which include personal integrity, sound business judgment, business and professional skills and experience, independence (as defined under SEC and Nasdaq rules), potential conflicts of interest, proven leadership and management experience as CEO or chairman of a public company or other large, complex organization, diversity, expertise resulting from significant academic or research activities, and experience on one or more boards of significant public or non-profit organizations, the extent to which a candidate would fill a present need, and concern for the long term interests of stockholders. In any particular situation, the Committee may focus on persons possessing a particular background, experience or qualifications which the Committee believes would be important to enhance the effectiveness of the Board. It is the practice of the Nominating and Governance Committee in nominating and evaluating candidates for the

Board to take into account their ability to contribute to the experience represented on the Board. The evaluation process for stockholder recommendations is the same as for candidates from any other source. If stockholders wish to recommend a candidate for director for election at the 2012 annual meeting of stockholders, they must follow the procedures described in “Other Matters—Stockholder Proposals and Recommendations For Director.”

The Committee also initiates and administers the Board’s annual self-evaluation and performance review process. This annual process is initiated by the Chairman of the Committee sending to each Board member a written questionnaire dealing with a variety of elements of the governance process, including the Board’s structure, its effectiveness in carrying out key responsibilities, the quality and efficiency of the meeting processes of the Board and its Committees, the responsibilities and effectiveness of the Board’s Committees, and, more generally, Board members’ overall analysis and comments concerning the effectiveness of the Board, its processes and the quality of its deliberations. After these questionnaires are completed and returned, the Chairman of the Nominating and Governance Committee conducts individual discussions with each Board member in order to understand fully the perceptions and analysis of each Director. The Chairman then presents the information that has been collected through these processes both to the Nominating and Governance Committee and then, following that discussion, presents observations and recommendations to the full Board for discussion and such action as the Board determines to be appropriate. The Board views these activities as part of its overall process of on-going self-evaluation and continuous improvement. It is guided in these matters by the Committee Chairman, Professor Palepu, who in his professional life teaches in several different corporate governance programs at the Harvard Business School.

The Nominating and Governance Committee met five times during the fiscal year ended September 30, 2010 and each member attended each meeting.

Board Risk Oversight

Management is responsible for the day-to-day management of risks the Company faces, while the Board of Directors, as a whole and through its Committees, has the ultimate responsibility for the oversight of risk management. The Board has delegated to the Executive Committee responsibility to ensure that the Board and management implement and regularly employ the processes necessary to understand, address and manage the Company’s business risks. The Committee is authorized to delegate this responsibility to other Committees of the Board with respect to specific areas of business risk where the Committee deems this to be appropriate. Each year, working initially through the Audit Committee, management and the Board jointly develop a list of important risks that the company prioritizes. These are reviewed during the year by management and by the Board and the Committees to which the Executive Committee has delegated specific areas of responsibility.

The Board’s risk oversight processes build upon management’s regular risk assessment and mitigation processes, which include standardized reviews conducted with members of management across and throughout the Company in areas such as financial and management controls, strategic and operational planning, regulatory compliance, environmental compliance and health and safety processes. The results of these reviews are then discussed and analyzed at the most senior level of management, which assesses both the level of risk posed in these areas and the likelihood of their occurrence, coupled with planning for the mitigation of such risks and occurrences.

Following this senior management level assessment, the Executive Committee is then tasked to drive the risk assessment process at the Board level and to ensure that mitigation and corrective actions are taken where appropriate.

Board Leadership Structure

The Company’s Governance Policy, as set out on the Company’s corporate web site under “Investors” and “Corporate Governance”, provides that there will always be independent leadership of the Board. The pertinent provision of that Policy is as follows:

“The Board should be free to select the Chairman and Chief Executive Officer in any way that seems best for the Company at a given point in time. While the same person may occupy both offices, the Company’s current practice is to have an independent director serve as Chairman, and another individual serve as the Chief Executive Officer. In the event that the same person serves as both the Chairman and Chief Executive Officer, a Lead Independent Director shall be selected by the independent Directors. The Chairman or Lead Director shall be responsible to chair the regularly-scheduled meetings of independent Directors and to assume such other responsibilities that the independent Directors may designate from time to time.”

This separation of responsibilities ensures that an independent director will always be in a position of Board leadership.

A Lead Independent Director was first appointed in August 2004, at a time when the same person filled the roles of Chief Executive Officer and Chairman. At that time, the Board gave the following responsibilities to the Lead Independent Director: “(a) to act, where appropriate, as liaison between the independent members of the Board and the Company’s management, including especially the Chief Executive Officer, (b) to serve as a member on all Committees of the Board, (c) to conduct the meetings of the independent Directors that are held from time to time, including the meetings of such Directors as are normally conducted following the regularly scheduled meetings of the Board of Directors, and (d) to engage in such other activities as the Board may from time to time specify.”

That structure remained in use until May 2006, when Joseph R. Martin was elected as independent Chairman of the Board, a role in which he continues to serve. Since that time the roles of Chairman and Chief Executive Officer have been held by separate individuals, with Mr. Martin in each case serving as Chairman.

The Chairman is responsible to collaborate with the Chief Executive Officer in setting Board agendas. The Company’s Governance Policy also provides that “The independent Directors of the Board shall meet in executive session (separate from any inside Directors) on a regular basis, at least as frequently as may be required by applicable Nasdaq or SEC rule or regulation.” It has been the consistent practice of the Chairman to conduct such meetings of Independent Directors at each meeting of the Board of Directors.

The Chairman is also responsible, under the Governance Policy, “with the assistance of the Company’s Secretary, (1) be primarily responsible for monitoring communications from stockholders and (2) provide copies or summaries of such communications to the other Directors as he or she considers appropriate.”

Brooks’ separation of the roles of Chief Executive Officer and Chairman of the Board of Directors continues to offer benefits including the following:

•	The independent oversight of the Company is enhanced.

•	The objectivity of the Board’s evaluation of the Chief Executive Officer is increased.

•	Having a non-executive Chairman provides an independent spokesman for the company.

•	The Chief Executive Officer has the benefit of a fully independent and experienced sounding board.

•	The Board can provide a fully independent and objective assessment of risk.

Director Compensation Table
Fiscal Year 2010

	Fees
	Earned
	or Paid in	Stock	Option	Deferred
	Cash	Awards	Awards	Compensation		Total
Name	($)	($) (1)	($) (2)	($)		($)
(a)	(b)	(c)	(d)	(e)		(f)

Joseph R. Martin	$99,375	$88,400	$-			$187,775
A. Clinton Allen	$83,750	$66,300	$-			$150,050
Kirk P. Pond	$109,250 (8)	$66,300	$-			$175,550
John K. McGillicuddy	$86,000	$-	$-	$(19,500	)(3)(5)	$66,500
Krishna G. Palepu	$113,000 (8)	$66,300	$-			$179,300
Alfred Woollacott, III	$119,000 (7)	$66,300	$-			$185,300
Mark S. Wrighton	$80,375	$66,300	$-			$146,675
C. S. Park	$105,500 (8)	$66,300	$-	$(3,525	) (4)(5)	$168,275
Marvin G. Schorr (6)	$54,500	$66,300	$-			$120,800

Mr. Lepofsky is not included in the table because he was an employee of the Company, serving as Chief Executive officer during fiscal 2010 prior to his retirement on September 30, 2010, and received no compensation for his services as a director and is included in the Summary Compensation Table under Executive Compensation. Dr. Schwartz is similarly not included here, having only received compensation as an employee during fiscal 2010. He is also listed in the Summary Compensation Table under Executive Compensation.

(1) The value of a stock award or option award is based on the fair value as of the grant date calculated in accordance with FASB ASC Topic 718.

(2) There were no stock options granted to any member of the Board of Director’s for the fiscal year ended September 30, 2010.

(3) Mr. McGillicuddy has chosen to defer his 2010 and 2009 stock awards resulting in $15,975 and $3,525 losses respectively.

(4) Dr. Park has chosen to defer his 2009 stock awards resulting in a $3,525 loss.

(5) The value for the 2010 award is calculated by taking the difference between the grant price ($8.84) and the closing price ($6.71) on September 30, 2010 times the number of shares. The value for deferred 2009 awards is calculated by taking the difference between share price on October 1, 2009 ($7.18) and the closing price ($6.71) on September 30, 2010 times the number of shares.

(6) Dr. Schorr is Director Emeritus.

(7) Includes $40,500 paid for service as chair of a special litigation committee over a period of more than two years. That committee was tasked to monitor and review certain litigation matters, concluding its work in August, 2010.

(8) Includes $25,500 paid for service as a member of a special litigation committee over a period of more than two years. That committee was tasked to monitor and review certain litigation matters, concluding its work in August, 2010.

Compensation Policy. For service on the Board, our nonemployee directors receive a $50,000 cash annual retainer and reimbursement of expenses reasonably incurred in connection with board service. Nonemployee directors who are members of a board committee receive an additional annual retainer of $7,500 per year for their services on each committee, excluding the Executive Committee. The Chairman of the Board receives a $25,000 annual retainer for serving in that position. The Chairman of each committee receives an additional annual retainer of $7,500 for serving as chair. It has been the policy of the Board that Directors are also paid a $1,500 board or committee meeting fee for each meeting attended (either in person or by phone), subject to the limitation that only one meeting fee may be earned as to any one day regardless of the number of board or committee meetings attended on that date. The Nominating and Governance Committee and the full Board will continue to monitor and assess Board compensation in general and the matter of meeting fees in particular in light of business and market conditions and such other factors as they deem appropriate.

Pursuant to our director compensation policy, as most recently revised during 2007, nonemployee directors are granted shares of stock on the following terms:

◆	All nonemployee directors are required over time to own shares of our Common Stock having a market value of at least $300,000;

◆	Each nonemployee director is granted 7,500 shares of stock on the date of each annual meeting following his or her initial election or appointment as a director.

◆	Each newly elected nonemployee director receives a grant of 7,500 shares of unrestricted stock upon initially assuming duties; and,

◆	Under the Board’s current policy, as revised during 2007, there are no transfer restrictions pertaining to the shares granted under this policy. However, with respect to shares of restricted stock granted to directors prior to 2007, transfer restrictions, if any, on all such shares lapse in a manner such that on the fourth anniversary of the initial grant, restrictions will have lapsed on all shares granted during that four-year period. However, each such nonemployee director must nonetheless maintain equity ownership in the Company over time of at least $300,000 as described above.

The target ownership and share grant amounts are subject to adjustments based on changes in the market price for our Common Stock. The Nominating and Governance Committee intends to monitor the policy over the coming years. The Board may at any time revoke or modify the policy. The amount of any further such grants will be subject to the review and approval of the Nominating and Governance Committee based on the committee’s analysis, with the assistance of independent consultants, if desired, of the appropriateness of the nature and amount of any such grants, based upon such factors as a comparison of director compensation at peer companies and a review of prevailing market practices and conditions.

Employee directors may elect to participate in our 1995 Employee Stock Purchase Plan and may be granted options, restricted stock or other equity incentive awards under our Amended and Restated 2000 Equity Incentive Plan.

Deferred Compensation Plan. Members of the Board of Directors are eligible to participate in the Non-Qualified Deferred Compensation Plan described in “Compensation Discussion and Analysis — Non-Qualified Deferred Compensation”.

Indemnification Agreements. We have entered into indemnification agreements with each of our directors and anticipate that we will enter into similar agreements with any future directors. Generally, the indemnification agreements are designed to provide the maximum protection permitted by Delaware law with respect to indemnification of a director.

The indemnification agreements provide that we will pay certain amounts incurred by a director in connection with any civil or criminal action or proceeding, specifically including actions by or in our name (derivative suits) where the individual’s involvement is by reason of the fact that he is or was a director or officer. Such amounts include, to the maximum extent permitted by law, attorney’s fees, judgments, civil or criminal fines, settlement amounts, and other expenses customarily incurred in connection with legal proceedings. Under the indemnification agreements, a director will receive indemnification unless he is adjudged not to have acted in good faith and in a manner he reasonably believed to be in the best interests of Brooks.

EXECUTIVE OFFICERS

Biographical Information

The names of our executive officers and certain biographical information furnished by them as of December 1, 2010 are set forth below. Each executive officer serves until his resignation or termination.

Name	Age	Position with the Company

Stephen S. Schwartz	51	President and Chief Executive Officer
Martin S. Headley	54	Executive Vice President and Chief Financial Officer
Timothy S. Mathews	47	Vice President, Corporate Controller and Principal Accounting Officer
Steven A. Michaud	48	Senior Vice President & Group Executive of the Critical Solutions Group
Clinton M. Haris	38	Senior Vice President and Group Executive of the Systems Solutions Group
Thomas S. Grilk	63	Senior Vice President, General Counsel and Secretary
Gregory Marvell	48	Senior Vice President, Extended Factory Group
Shaun Wilson	50	Senior Vice President, Customer Satisfaction

Dr. Stephen S. Schwartz joined Brooks in April 2010 as President. As of October 1, 2010, following the retirement of Brooks’ previous chief executive officer, Robert J. Lepofsky, Dr. Schwartz became Brooks’ chief executive officer as well as President, and continues to serve as such. Dr. Schwartz was elected to the Brooks Board of Directors in August 2010. Dr. Schwartz had previously served, from August 2002 until April 20, 2009, as Chief Executive Officer of Asyst Technologies, Inc., a manufacturer of integrated hardware and software automation systems primarily directed at the semiconductor manufacturing industry. He joined Asyst in January 2001 as Senior Vice President, Product Groups and Operations and was elected Chairman of Asyst in January 2003. Asyst filed for bankruptcy protection under Chapter 11 of the United States bankruptcy act on April 24, 2009, and Asyst’s assets have since been liquidated. Prior to joining Asyst, Dr. Schwartz had served since 1987 in various capacities with Applied Materials, Inc., including acting as general manager for Applied Material’s service business and president of Consilium, Inc., an Applied Materials software subsidiary.

Mr. Martin S. Headley has been Executive Vice President and Chief Financial Officer since January 2008. From August 2004 to March 2007, he served as the Executive Vice President and Chief Financial Officer for Teleflex Inc., a global diversified industrial company specializing in the design, manufacture and distribution of specialty-engineered products. From July 1996 until August 2004 he was Vice-President and Chief Financial Officer of Roper Industries, Inc., a diversified company that designs, manufactures and distributes analytical instrumentation, digital imaging, fluid handling and specialty industrial controls for global niche markets.

Mr. Timothy S. Mathews was appointed Vice President, Corporate Controller and Principal Accounting Officer, in May 2008. Prior to joining Brooks, Mr. Mathews was the Vice President of Finance for Equallogic, Inc., a manufacturer of storage area networking equipment that was acquired by Dell Computer in early 2008. From 2004 until 2007, he was Corporate Controller of Accellent, Inc., a manufacturer of medical device components, serving as Principal Accounting Officer of that firm during the final three months of his tenure there. During 2003 and 2004 Mr. Mathews served as Director of Corporate Accounting and Financial Reporting for Enterasys Networks, Inc. a global manufacturer of network equipment.

Mr. Steven A. Michaud was appointed Senior Vice President & Group Executive of the Critical Solutions Group in November 2008 and has been an executive officer of the Company since February 2008. Mr. Michaud joined Brooks when the Company completed its acquisition of Helix Technology in late 2005. Prior to 2005, Mr. Michaud served in positions of increasing responsibility in engineering, manufacturing, and supply chain management during his seventeen year career at Helix.

Mr. Clinton M. Haris was appointed Senior Vice President and Group Executive of the Systems Solutions Group in 2009. Since joining Brooks in 2000, Mr. Haris has served in a variety of executive roles across Brooks’ product and services groups. Prior to Brooks he worked for Motorola, Inc., where he worked in a technical capacity helping to develop 300mm semiconductor manufacturing technology.

Mr. Thomas S. Grilk joined Brooks in November 2002 as Senior Vice President and General Counsel. From July 2000 until joining the Company, he was Vice President and General Counsel of Teradyne, Inc., a manufacturer of automated test equipment and electrical connection systems.

Mr. Gregory Marvell was appointed Senior Vice President of the Extended Factory Group upon joining Brooks in June, 2006 when the Company completed its acquisition of Synetics Solutions, Inc. Prior to joining Brooks, Mr. Marvell was President and CEO of Synetics Solutions, Inc from 2000-2006.

Mr. Shaun Wilson was appointed Senior Vice President of Customer Satisfaction in August of 2008. Prior to joining Brooks, Mr. Wilson was a senior operations executive of Advanced Energy Industries, Inc., a manufacturer of power supply and flow control devices used by the semiconductor industry. From 1999-2002 Mr. Wilson was Vice President and General Manager of CTI, a division of Helix Technology Corporation.

Compensation Discussion and Analysis

Our ability to win in the marketplace while delivering value to our customers and shareholders is directly linked to the performance of our leadership. Accordingly, we design and deliver an executive compensation program that is motivating, equitable, competitive, balanced across elements and strongly tied to our performance.

Compensation Philosophy and Objectives

We employ a compensation strategy that seeks to deliver competitive, performance focused, and cost effective total compensation that enables us to attract, motivate and retain a high performing leadership team critical to our long term success. The compensation design and composition reflects our operating environment, the cyclical nature of our industry, and our commitment to rewarding behaviors and results that contribute to our long term success.

The objective of our executive compensation program is to provide competitive compensation in line with the practices of leading semiconductor capital equipment and high technology companies with whom we compete for business and people. Our total rewards strategy is intended to provide:

•	An appropriate balance between fixed and variable pay

•	Performance based awards tied to company, business group and individual results that may be greater-than-competitive total compensation levels when warranted by performance results that have a high target objective

•	Recognition that in a highly cyclical industry, the ability to perform throughout the cycles is critical to our long term success

We have not defined specific percentages of fixed, variable, and long term compensation. Given the cyclical nature of the semiconductor capital equipment industry, we designed our executive pay program to provide base compensation competitive with our peer group along with the opportunity to earn variable pay when performance justifies. Although we do not determine specific allocations to the various elements of total compensation, independent consultant reviews have indicated actual practice is weighted similarly to the broader external market. The most recent measurement of actual practice contained in a report from our compensation consultant, Pearl Meyer and Partners, and comparing both our peer group and the broader external market showed the following mix of compensation:

	CEO		Senior Executives
	Brooks	Market	Brooks	Market

Base Salary	26%	23%	46%	41%
Annual Target Incentive	26%	22%	26%	22%
Long Term Equity Incentive	48%	55%	28%	37%

	100%	100%	100%	100%

Process for Executive Compensation Determination

The Human Resources and Compensation Committee is responsible for developing and administering the compensation program for executives. All Human Resources and Compensation Committee pay recommendations are submitted to the non-employee directors of the Board for final vote and approval. The Human Resources and Compensation Committee is composed of at least three members, all of whom are independent directors. For fiscal 2010, the Human Resources and Compensation Committee was composed of Mr. Kirk Pond (chair); Mr. A. Clinton Allen; and Dr. C.S. Park.

The CEO, with the assistance of our Human Resources department, makes annual recommendations to the Human Resources and Compensation Committee regarding the salaries, incentive payments and equity grants for key employees, including all executive officers with the exception of the CEO whose compensation is determined by the Committee. The Committee also holds executive sessions that are generally not attended by members of management. The Committee makes recommendations to the non-employee directors on specific elements of the Chief Executive Officer’s compensation, as well as other significant aspects of the Company’s executive pay programs, for their final approval.

The recommendations include the following:

•	Salary adjustment recommendations are made after a compilation and review of executive compensation survey and peer company data and, more significantly, an evaluation of individual performance over the prior performance period.

•	Annual performance based variable compensation payments are primarily determined by our actual financial performance against specified metrics as well as the achievement of strategic individual objectives.

•	Equity grants, which can be made in the form of stock options, restricted shares or performance shares, are reviewed by the Board and are intended to provide long term compensation that seeks to retain our executives and reward them for bringing value to shareholders.

The Human Resources and Compensation Committee retains the services of independent compensation consultants to assist us in analyzing and comparing our compensation programs to those offered by other similar companies. During fiscal 2010, the Committee continued its relationship with Pearl Meyer & Partners. The consultant provides no other services other than executive compensation and all services and fees are approved by the Committee chair. During fiscal 2010, Pearl Meyer & Partners provided advice and support in the following ways:

•	The appropriateness of our peer group of firms for executive compensation comparison purposes

•	A competitive assessment of Brooks as compared to the market based on the compensation components of base salary, target and actual annual incentives, long term incentives, and total direct compensation.

•	Ongoing developments in Executive Compensation and new requirements for executive compensation provisions under Dodd-Frank Reform Act of 2010.

•	Periodic attendance at the scheduled meetings to assist with ongoing support

Human Resources personnel complements the information provided by Pearl Meyer & Partners department and uses compensation survey data purchased from Radford Executive Survey and Executive Salary Review.com to gauge the market competitiveness of our senior executive pay.

Before each meeting, the Human Resources and Compensation Committee is provided appropriate materials and information necessary to make informed decisions on the Company’s executive compensation practices. This material is supplemented by reports prepared by Pearl Meyers & Partners. The Committee uses its judgment supported by facts and documentation in making compensation recommendations that support our philosophy and objectives.

Risk Assessment Process

Since 2009, the Committee has annually assessed the risk profile of its compensation program to monitor whether any element of pay or policy encouraged the assumption of inappropriate or unacceptable risk to the Company. The Committee is provided with a series of analytical questions which focus upon several key areas of our program including: external market reference; pay mix; range and sensitivity of performance based variable plans; selection of performance metrics; goal setting process; and our checks and balances on the payment of compensation. This provides a process to ensure that an appropriate balance between prudent business risk and resulting compensation is being maintained.

The Committee believes our policies and procedures achieve this balance. As a result of our review process, we have enhanced our goal setting process for both the executive annual and long term performance plans to better ensure an appropriate balance between annual goals and long term financial success and growth. Clawback provisions compliant with the clawback provisions of the Sarbanes-Oxley legislation of 2002 for annual and long term incentive compensation have been in place for the CEO and CFO in the event of an accounting restatement due to material noncompliance of the Company, as a result of the misconduct or gross negligence with any financial reporting requirements. In addition, stock ownership guidelines for senior leadership to further align the executive’s interests with that of our shareholders over the long term are established.

The variable compensation plan established for the sales account managers assigned to our customers sets goals and objectives for annual achievement that emphasize customer relationship development over the long term. This approach is deemed most appropriate for ensuring the Company’s growth and prosperity.

The Committee believes the policies and rewards structure in place appropriately balance the creation of long-term value with shorter term positive results.

Elements of Our Executive Compensation Program

The primary elements of compensation for executives are base salary, an annual performance based variable compensation arrangement and periodic equity grants (generally in the form of restricted shares). The welfare benefits program enjoyed by Brooks executives is the same as that offered to all other domestic regular employees. Most of the named executive officers including Dr. Schwartz, Mr. Headley and Mr. Michaud, have entered into employment agreements that outline the terms and provisions of their at will employment status. Each agreement covers title, duties and responsibilities, stipulates compensation terms, and provides for post termination compensation in certain circumstances.

Peer Group

As part of its relationship with Pearl Meyer & Partners consultants, Brooks’ peer group is reviewed annually to ensure it is appropriate to utilize for external compensation comparisons. Criteria used to select these companies include industry comparability, revenue size and market capitalization, and product/service comparability.

Applying this criteria to the peer group for fiscal year 2011 resulted in a recommendation by Pearl Meyer & Partners to remove two companies that were part of the fiscal year 2010 peer group (Lam Research, Mattson Technology) while adding three new companies (FormFactor, LTX-Credence, Teradyne), resulting in a total of thirteen companies for fiscal year 2011 as opposed to the twelve companies for fiscal year 2010. The peer group for fiscal year 2011 includes:

Advanced Energy Industries, Inc.

Cymer, Inc.

Entegris, Inc.

FEI Company

FormFactor, Inc.

LTX-Credence Corporation

MKS Instruments, Inc.

Novellus Systems, Inc.

Photronics, Inc.

Teradyne, Inc.

Ultra Clean Holdings, Inc.

Varían Semiconductor Equipment Associates, Inc.

Veeco Instruments, Inc.

Base Salary

We set base salary for our senior executives initially in offer letters and/or employment agreements and review the salaries annually with any changes generally taking effect as of January 1. Any recommendations for salary changes (other than the CEO) are made by the CEO and presented to the Human Resources and Compensation Committee and full Board for approval.

As industry and business economic conditions substantially declined following the start of calendar 2009, Mr. Lepofsky, then serving as CEO, requested that the Committee reduce his base salary by $100,000 from an annualized rate of $650,000 to $550,000. This action was offered and became immediately effective on February 11, 2009 with the proviso that the base salary would be restored following the close of the 2009 fiscal year on September 30, 2009. Subsequent to this action, the remaining senior executives offered to temporarily reduce their salaries by 10% which the Committee accepted and became effective March 1, 2009. Mr. Lepofsky subsequently recommended, and the Committee accepted, the recommendation to continue the salary reductions beyond September 30, 2009. Through the first quarter of fiscal year 2010, the CEO and five senior executives continued to be compensated at a 15% and 10% reduction in salary respectively.

As industry and business conditions continued to improve in the second quarter of fiscal year 2010, the Committee and Board voted to restore base salaries for the CEO and the five senior executives to the levels paid prior to the reduction. This became effective on January 1, 2010. No increases to salary beyond the restored amounts were recommended by the CEO for senior executives for 2010. However, Mr. Haris received an adjustment in salary following his appointment as Senior Vice President in charge of running the Systems Solutions Group effective in November 2009.

In July 2010 the Human Resources and Compensation Committee commissioned Pearl Meyer & Partners to conduct an executive total compensation competitive assessment in preparation for fiscal year 2011 executive compensation planning. Pearl Meyer & Partners assessed both broader size survey data from relevant sources as well as the Company’s peer group in determining base salary and total pay competitiveness. Their findings were presented at the August 2010 Committee meeting.

The report concluded that executives’ base salaries are generally positioned within a competitive range of market practice with Brooks average market position at the 50th percentile. Of nine senior executive incumbents reviewed, one incumbent was determined to be below the 25th percentile and one positioned above the 75th percentile. All others were approximate to the 50th percentile. These results correlated with the data presented by Human Resources.

Annual Incentive-Performance Based Variable Compensation

We provide performance based variable compensation (PBVC) to named executive officers and additional key management personnel. The framework provides for the setting of aggressive but achievable goals designed to provide awards commensurate with the value achieved for the Company. Named executive officers are responsible for achieving goals among corporate/business unit financial metrics and strategic objectives for each participant. We integrate functional and individual goals and objectives in the award to address measurable performance factors critical to our success within the control and accountability of an individual executive. Examples of corporate objectives include performance against goals for the following measures:

•	EBIDTA/Revenue

•	Return on Invested Capital

•	Gross Margin

•	Customer satisfaction as evidenced by out-of-box quality, on-time delivery, closure of customer issues that have been escalated to more senior levels of management.

•	New product revenue growth

Each fiscal year, the Committee and Board establish performance based variable compensation opportunities for the CEO and reviews and approves those submitted by the CEO for the named executive officers against the financial targets, goals and objectives established to measure performance. We use corporate financial performance measures and tailored individual objectives for named executive officers and senior executives to focus performance on results that parallel with shareholder value. This reinforces the philosophy that variable compensation award opportunity motivates our senior executives to meet performance levels that are linked to creating shareholder value.

Dr. Schwartz is eligible for awards ranging from 0% to 150% and Mr. Headley for 0% to 150% of their target, with their target being established at 100% of base salary. Under the framework of performance based variable compensation, other named executive officers are eligible for awards ranging from 0% to 80% of base salary. The Human Resources and Compensation Committee may also take into account such other factors as it deems relevant. In addition, the Board of Directors and Human Resources and Compensation Committee has discretion to make adjustments they believe necessary to ensure the motivational impact of the awards. In reviewing the incentive award opportunities the Pearl Meyer & Partners competitive assessment study indicated the Target Total Cash compensation levels for the named executives averaged to the 50th percentile.

For fiscal year 2010, the Committee established a threshold level of profitability required before consideration of any variable compensation awards. In addition, corporate financial objectives were approved relating to:

•	Aggressive management of the investment in operating assets as measured by working capital as a percent of revenue.

•	The growth and value created through achieving aggressive levels of net income before taxes, interest, depreciation and amortization (adjusted EBIDTA).

The Corporate financial metrics were weighted at 70% of the target award for the CEO, CFO, and President positions; 70% for the SVP, Critical Solutions Group and 50% for the SVP, Systems Solutions Group. The balance of the target awards were tied to the achievement of strategic individual objectives. The strategic individual objectives were determined by the CEO for the named executive officers and reviewed and approved by the Human Resources and Compensation Committee and the entire Board. The CEO’s strategic individual objectives were established through discussions with the Chairman of the Board and other members. For 2010, the CEO objectives focused on succession activities and company growth; the balance of the executive officers objectives focused on business plan execution; the development of strategic external relationships and organizational development.

During the course of the fiscal year, the Committee monitored the progress of the executive management in meeting the corporate financial metrics and the strategic individual objectives. With the restructuring activities that were implemented during fiscal year 2009 and the rapidly improving business cycle in semiconductor capital equipment, a final review of the financials determined that the metrics in place for the 2010 PBVC plan (utilization of working capital; EBIDTA growth) significantly exceeded the 100% target levels established earlier in the fiscal year. Individual objectives were assessed against threshold and target performance levels and awards determined.

The Committee considered that growth increased each quarter and that the Company exited the fourth quarter of fiscal year 2010 with gross margins at 30.4% and adjusted EBIDTA margins reaching 16.3%. In addition to the specific PBVC financial targets being achieved, annual revenues increased by 171% and operating profits grew to $47.0 million. Significant progress was also noted in gaining market share in currently served markets as well as design-in-wins that are anticipated to secure increased share in new markets such as LED, MEMS, and solar.

The targeted percentage and dollar payments, as well as the actual awards and percentage of target for each of our named executive officers for 2010 are set out in the following table:

		Target	Target	Actual	Actual
Name	Base Salary	PBVC	Award	Award	Percentage
Robert J. Lepofsky	$650,000	100%	$650,000	$650,000	100%
Stephen S. Schwartz(1)	$250,000	100%	$250,000	$250,000	100%
Martin S. Headley	$425,000	100%	$425,000	$505,325	119%
Clinton M. Haris	$225,000	60%	$135,000	$135,000	100%
Steven A. Michaud	$300,000	60%	$180,000	$180,000	100%

(1)	The base salary figure employed for Dr. Schwartz was prorated based upon his date of hire on April 5, 2010.

For fiscal year 2011, PBVC plan metrics will be based on corporate financial performance as measured against specific target ratios for:

•	EBITDA as a percent of Revenue and;

•	Operating profit as a percent of invested capital (ROIC).

As was designed in 2010, a minimum level of achievement in each of these performance measures will be required before any 2011 awards are considered. Thresholds and targets have been established that require more than 25% improvement of each metric over 2010 actual results. Individual objectives have also been documented for each senior executive (including the CEO) that will be based on the achievement of critical milestones focused on the strategic plan. The Corporate financial metrics for all executive officers will be weighted at 70% of the target award and strategic individual objectives at 30% of the target award.

Share Ownership Guidelines

At its November, 2009 meeting, the Committee approved stock ownership guidelines to further align the interests of our senior executives most accountable for influencing long term growth in share price with those of our shareholders. The guidelines require that within five years senior executives including Messrs. Schwartz, Headley, Michaud, and Haris and other executives acquire and maintain beneficial ownership of Brooks shares at different multiples of salary depending upon position. For the CEO and CFO position, the requirement is 3 times base salary; for the remaining positions covered by the policy the requirement is 2 times base salary. The guidelines became effective in fiscal year 2010. By the end of the fiscal year 2010, each executive had made substantial progress in acquiring and holding shares.

Equity Compensation

We grant equity interests periodically through our Amended and Restated 2000 Equity Incentive Plan in the form of options, time based restricted shares or performance share grants. The Board and Human Resources and Compensation Committee believe that long term equity incentive vehicles can serve as effective motivational tools by aligning our executives’ economic interests with those of our shareholders. Our performance and time based restricted share grants have vesting provisions to promote long term tenure and encourage a more strategic focus on behalf of the management.

The Human Resources and Compensation Committee recommends equity awards at its scheduled meetings. Grants approved by the Board during scheduled meetings become effective and are priced as of the date of approval or a predetermined future date. For example, new hire grants are effective as of the later of the date of approval or the newly hired employee’s start date. The Human Resources and Compensation Committee targets the February meeting date when executive and key employee equity grants are considered.

The number of shares or options the Human Resources and Compensation Committee recommends for each key executive and the vesting schedule for each grant is determined based on a variety of factors, including market data reviewed, such as that provided by Pearl Meyer & Partners, the ability of the key executive’s position to impact long term shareholder value, the executive’s performance, and the current equity options or grants held by the executive. For executive officers, this translates into an annual projected equity value to base salary ratio generally ranging from 0.5 to 3.0. The Human Resources and Compensation Committee believes grants of restricted and performance based shares are a more favorable long term compensation vehicle than stock options because they provide more certain value to the executives, and are more efficient from an expense and dilution perspective.

The Pearl Meyer & Partners competitive assessment study indicated that the value of the annual ongoing equity compensation program is positioned at the 40th percentile. When the special retention awards made in May 2010 to Mr. Headley, Mr. Michaud and Mr. Haris are considered, the market position improves to the 45th percentile.

In addition to Mr. Lepofsky, whose grants are discussed in the CEO compensation section of this report, we made share grants to senior executives in fiscal 2010 under the provisions of the Company’s Long Term Incentive Plan (LTIP). The LTIP is part of the Company’s executive compensation framework and is designed to work in unison with its other elements. It provides for the setting of aggressive but achievable longer term performance goals designed to reflect the value of results achieved by the Company and its shareholders. Performance metrics are established that correlate with Company growth, strategy and successful execution and performance. A combination of performance and time based shares are utilized. Performance based shares focus and align management leadership to increasing share value and profitable Company growth; time based shares help promote retention of key leadership talent while providing value perception to the recipients.

LTIP awards in 2009 to senior executives were 50% performance based and 50% time based. In order for the restrictions on the performance based shares to lapse, the Company had to achieve a cash flow break even position on or before the quarter ending December 31, 2010. At the time of the award in February 2009, the industry downturn and global economic recession were resulting in significant operating losses to the Company and the Committee believed it was imperative to streamline spending and achieve optimal operational efficiencies to help preserve the Company’s cash assets. Time based shares vested over a three year period in one-third increments with the initial vesting occurring September 30, 2009 and each year thereafter. At the end of the December 2009 quarter (FY10 Q1), the cash flow break even objective was achieved and the performance based restrictions lapsed.

For the fiscal year 2010 grant, the Committee followed the design of the LTIP and again provided grants that were 50% performance based and 50% time based. The Committee sought to incorporate balance sheet and Profit and Loss metrics. EBIDTA/Net Tangible Assets was selected to measure Company growth through either building on the current technology and product portfolio and/or through acquisition. Revenue Growth measured against our peer group was also selected to provide a relative metric relating to growth.

Each of these measures will be averaged over the three year period of FY 2010 — FY 2012. An additional restriction was imposed on the Revenue Growth measure to provide an incentive for new products, new markets and products acquired through merger and acquisition activity to constitute a defined percentage of the total Revenue at the end of the three year period in 2012. At the end of the first year (FY10) of the three year Plan, the Committee reviewed progress against the targets. After one year, management was tracking a 100% achievement on the Revenue growth metric and 50% achievement on the EBIDTA metric.

Special Equity Grants

As part of the Company’s succession planning, the Board and Mr. Lepofsky hired Dr. Schwartz as President in April 2010 with the intent to have him succeed Mr. Lepofsky as CEO upon his retirement. In seeking to further secure the commitments of Mr. Headley, Mr. Michaud and Mr. Haris, the Board approved one-time special equity grants of 50,000 time based restricted shares with a two year cliff vesting provision from May 5, 2010.

CEO Compensation

Mr. Robert J. Lepofsky, a former independent Board Director and former chair of the Human Resources and Compensation Committee, was appointed President and Chief Executive Officer effective October 1, 2007. In setting Mr. Lepofsky’s initial compensation, the Human Resources and Compensation Committee utilized the services of Pearl Meyer & Partners and DolmatConnell & Partners, Inc. in crafting a competitive and motivating compensation arrangement consistent with the Company’s pay philosophy and programs.

On February 11, 2009, the Board of Directors approved an amendment to Mr. Lepofsky’s employment agreement dated September 30, 2007 extending his contract termination date from September 30, 2009 to no later than December 31, 2010. Additionally, the extension provided for Mr. Lepofsky’s contract termination date as an additional measurement date for purposes of determining the vesting of Mr. Lepofsky’s Performance-Based Equity Award.

On February 11, 2009 the Board of Directors of the Company accepted Mr. Lepofsky’s offer to temporarily reduce his base salary from an annual rate of $650,000 to an annual rate of $550,000, effective as of February 11, 2009; on February 4, 2010, the Board voted to restore his salary to his original annual rate of $650,000 effective January 1, 2010.

With Mr. Lepofsky’s decision to retire following the completion of his current contract term on December 31, 2010, no Long Term Incentive Plan grant was awarded him in 2010.

Following the close of the 2010 fiscal year, the Human Resources and Compensation Committee met in executive session to review Mr. Lepofsky’s performance and compensation elements part of his 2010 Performance Based Variable Compensation award. Mr. Lepofsky and the Board had previously agreed to a retirement date of September 30, 2010 and a three month consulting arrangement at the monthly rate of his base salary as an executive to fulfill the terms of his employment agreement.

The Committee reviewed the financial objectives established as part of the PBVC Plan framework and noted that the metrics required for 100% achievement of this portion of his award relating to Adjusted EBIDTA as a percent of Sales and a Working Capital ratio efficiency were both exceeded as a result of the strong financial performance of the Company. The Committee also assessed his strategic individual objectives relating to succession planning and Company growth and measured his achievement at 100% of his individual objectives. The total award between the corporate metric achievement and the strategic individual objectives equaled $650,000 or 100% of his target award.

The Committee also reviewed the Company performance on the financial measures of pretax income, return on shareholder equity and increases in Brooks share price measured at September 30, 2010. As provided in his employment agreement, the Committee determined that Mr. Lepofsky had fully achieved the performance requirements and all of the restrictions on the 300,000 performance shares previously granted to Mr. Lepofsky should lapse.

Dr. Schwartz was hired as President of the Company on April 5, 2010. Utilizing executive compensation survey data, an offer was compiled and accepted by Dr. Schwartz incorporating the following elements:

• Base Salary	$500,000
• PBVC Annual Target	100%
• Time Based Special Equity Award	100,000 shares; three-year pro rata vesting provisions

• LTIP Equity Award	100,000 shares covering the 2010-2012 LTIP performance period with 50% of the shares tied to performance metrics and 50% time based over 3 years

• Relocation Benefits	As needed to a maximum of $200,000

Subsequent to his appointment as President/Chief Executive Officer succeeding Mr. Lepofsky on October 1, 2010, the Committee utilized market data supplied by Pearl Meyer & Partners in providing an offer for the CEO position that was accepted by Dr. Schwartz.

On December 2, 2010, Brooks and Dr. Schwartz entered into a revised employment agreement as of October 1, 2010, modifying an earlier agreement entered into effective April 5, 2010 (the “Agreement”). Dr. Schwartz has been employed since April 5, 2010 as the Company’s President, and effective October 1, 2010 he also assumed the position of Chief Executive Officer, and the Agreement was made effective as of October 1, 2010. The Agreement provides that Dr. Schwartz will receive a base salary of $575,000 and is eligible to participate in the Company’s Performance Based Variable Compensation program. Dr. Schwartz’s achievement of his target performance goals would result in a payment of 100% of his base salary, with potential payouts ranging from 0% to 200% of his base salary based upon actual performance. If the Company is required to prepare an accounting restatement due to its material noncompliance, as the result of misconduct or gross negligence of Dr. Schwartz, with any financial reporting requirement under federal securities laws, Dr. Schwartz will be required to forfeit or repay to the Company any cash incentive compensation paid during the year prior to the deficient filing, any gain from the sale of the Company’s securities during that period and all equity awards he holds.

Dr. Schwartz also received a grant on December 2, 2010 of 150,000 shares of restricted common stock that will vest in one-third installments on each of the first three anniversaries of the grant. He will thereafter be eligible to receive additional equity compensation awards under the terms of the Company’s Long Term Incentive Plan (LTIP). Under the most recent implementation of the LTIP, 50% of shares issued subject to the Plan are subject to time-based vesting of 33 1/3% per year for three years, and 50% are subject to performance based vesting, with vesting subject to the achievement of longer-term (3 year) metrics. Future implementations of LTIP could establish different vesting schedules, as determined by the Board of Directors.

Dr. Schwartz will be eligible to participate in all employee welfare and benefit plans normally offered to other senior executives of the Company.

If Dr. Schwartz’s employment is terminated due to his death or long-term disability, Brooks will pay to Dr. Schwartz (or his estate) the unpaid portion of his then current base salary earned though the termination of employment and a pro-rata portion of any unpaid performance-based variable compensation for the fiscal year that includes the date of termination of employment and any earned but unpaid performance-based variable compensation for the completed fiscal year immediately preceding the date of termination of employment.

If Dr. Schwartz’s employment is terminated by Brooks without cause or if Dr. Schwartz resigns for good reason, then Brooks shall pay him the unpaid portion of his then current base salary earned through the termination date, any earned but unpaid PBVC for the completed fiscal year immediately preceding termination of his employment and a pro-rata portion of his annual management bonus for the completed portion of the current annual pay period. Provided Dr. Schwartz is in compliance with and has complied with the Agreement and the Nonsolicitation and Proprietary Information Agreement described below, Brooks shall pay him as severance one year’s current base salary in biweekly payments for one year. If, during that year, Dr. Schwartz has not found a full time comparable executive position with another employer, the Company will extend the bi-weekly payment on a month-to-month basis until the earlier to occur of (i) one additional year elapses or (ii) the date Dr. Schwartz secures full-time employment. Any such payments by the Company will be offset by income earned from employment or consulting arrangements with any other person or business entity. During the severance period, Dr. Schwartz will also be eligible to continue his participation in the Company’s medical, dental and vision plans, and Brooks will continue to pay the employer portion of the costs of such plans.

No provision is made in Dr. Schwartz’s employment agreement for any payment predicated upon a change of control of the Company unless an acquiring entity refuses to assume the obligations of his employment agreement and he invokes a “good reason” termination as a result.

In connection with the Agreement, Brooks and Dr. Schwartz also entered into an Indemnification Agreement and an Employee Nonsolicitation and Proprietary Information Agreement (the “Proprietary Information Agreement”). The Indemnification Agreement, the terms of which are identical to those entered into between the Company and each of its other executive officers, provides that Brooks will pay amounts incurred by Dr. Schwartz in connection with any civil or criminal action or proceeding, specifically including actions by or in Brooks name where Dr. Schwartz’s involvement is by reason of the fact that he is or was an officer. Such amounts include, to the maximum extent permitted by law, attorney’s fees, judgments, civil or criminal fines, settlement amounts, and other expenses customarily incurred in connection with legal proceedings. Under the Indemnification Agreement, Dr. Schwartz will receive indemnification unless he is adjudged not to have acted in good faith and in a manner he reasonably believed to be in the best interests of Brooks. The Proprietary Information Agreement, together with terms set forth in the Agreement, prohibit Dr. Schwartz from disclosing or using for his own benefit an proprietary information of the Company, including business, financial, customer-related, trade secrets and other intellectual property.

Non-Qualified Deferred Compensation

We sponsor a Supplemental Employee Retirement Plan, which we refer to as the “SERP”, for key executives in addition to a Voluntary Deferred Compensation Plan, which we refer to as the “DCP”, for a broader group of executives.

The Board established the SERP in 2006 in order to provide an additional incentive to retain executives considered key to our long term success. The Committee voted to freeze all future contributions in the SERP in November, 2008. Currently only one executive remains in this frozen plan. No distributions have been made from the SERP as no executive has yet qualified for an award.

The DCP was established in 2005 to permit eligible executives to defer a portion of their compensation on a pre-tax basis and receive tax deferred returns on the deferrals. The only contributions to this plan are those made by the executives who chose to participate in it. We currently make no contribution to this plan and our sole role is to administer the plan as described below. The plan is deemed unfunded for tax and ERISA purposes. Executives may elect to defer base salary (up to 90%), variable compensation, and commissions on a pre-tax basis. Amounts credited to the plan may be allocated by the executive among 15 hypothetical investment alternatives. The amounts deferred are not actually invested in the options; the investment options exist to enable us to calculate what a participant is owed at the time the deferred amounts are distributed. We purchase insurance to secure a portion of the investment risk liability associated with this plan.

During 2010, none of the named executive officers actively participated in the DCP. Mr. Haris has a balance from prior year deferrals.

Other Benefit Plans and Perquisites

Our welfare benefit programs are designed to provide market competitive plans intended to provide current and future security for our employees and their families and further their commitment to the Company. Executive officers participate in the same welfare insurance and paid time off programs as provided to all U.S. based employees.

The Brooks Employee 401(k) Savings Plan is available to all U.S. employees and provides the opportunity to defer a percentage of eligible compensation up to Internal Revenue Service (“IRS”) limits. We make a matching contribution equal to 100% of the initial 3% of deferred pay and 50% for the next 3% of deferred compensation. A diversified group of mutual funds are available for asset allocation on the 401(k) contributions.

Following our acquisition of Helix in October 2005, we assumed the management of Helix’s defined benefit pension arrangements made available to eligible Helix employees. The Helix Employees Pension Plan is a noncontributory tax qualified retirement plan; the Helix Supplemental Benefit Plan is a nonqualified plan intended to provide for the payment of retirement benefits whose Pension Plan benefits would exceed amounts permitted under the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”). Both Plans were frozen effective October 31, 2006. Retirement benefits are provided under a defined benefit formula intended to replace approximately 40% of average base salary at age 65 after a full (25 years) career of service. Benefits are pro-rated for eligible executives who retire earlier than age 65 or with fewer than 25 years of service. As a former Helix employee, Mr. Michaud has a vested benefit with 18.2 years of service in the qualified Plan. He cannot be credited with any additional years under the terms of the frozen plan arrangement.

We also provide medical and dental insurance with employee contributions, life, accidental death, business travel accident and income disability plans, paid time off for leisure, personal business or illness needs, health and dependent care flexible spending accounts and educational assistance programs to all employees, including executives.

Employee Stock Purchase Plan

Our 1995 Employee Stock Purchase Plan provides our employees with additional incentives by permitting them to acquire our common stock at a 15% discount to the then-current market price. The Stock Purchase Plan is intended to qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code.

Employment Agreements

We have at-will employment agreements with all executives, including Dr. Schwartz. The employment agreement that was in effect with Mr. Lepofsky during his tenure as CEO is described in the “CEO Compensation” section beginning on p. 28. Mr. Lepofsky’s and Dr. Schwartz’s employment agreements are each described in that section. Each such employment agreement provides for, among other things, a specified annual base salary and the opportunity for a variable compensation award based on performance. Each agreement also provides that the executive will be entitled to severance including one year’s base salary and continued participation in benefit plans if the executive’s employment is terminated by us without “cause” or if the employee resigns for “good reason”. “Cause” is defined to include willful failure or refusal to perform the duties pertaining to the employee’s job, engagement in conduct that is fraudulent, dishonest, unlawful or otherwise in violation of our standards of conduct or a material breach of employment agreement or related agreements. “Good reason” is defined to include diminution of the responsibility or position of the employee, our breach of the agreement or relocation of the employee. Payment of base salary and continued participation in benefit plans may be extended for up to one additional year, if the employee is engaged in an ongoing search for replacement employment.

Indemnification Agreements

We have entered into indemnification agreements with each of our executive officers and certain key employees. The indemnification agreements provide that we will pay amounts incurred by an officer in connection with any civil or criminal action or proceeding, specifically including actions by or in our name where the individual’s involvement is by reason of the fact that he is or was an officer. Such amounts include, to the maximum extent permitted by law, attorney’s fees, judgments, civil or criminal fines, settlement amounts, and other expenses customarily incurred in connection with legal proceedings. Under the indemnification agreements, an officer will receive indemnification unless he or she is adjudged not to have acted in good faith and in a manner he or she reasonably believed to be in the best interests of Brooks.

No provision is made in any executive employment agreement for any payment predicated upon a change of control of the Company unless the acquiring entity refuses to perform the obligations of such agreements and the executive invokes a “good reason” termination as a result.

Tax Considerations

Section 162(m) provides an exception to the deductibility limit for performance based compensation if certain procedural requirements, including shareholder approval of the material terms of the performance goals, are satisfied. The Human Resources and Compensation Committee takes Section 162(m) of the Internal Revenue Code and the related regulations issued by the IRS into account. However, the Human Resources and Compensation Committee intends to continue basing its executive compensation decisions primarily upon performance achieved, both corporate and individual, while retaining the right to make subjective decisions and to award compensation that may or may not meet all of the IRS requirements for deductibility.

Compensation paid under our performance based variable compensation framework does not qualify for the exception for performance based compensation as the framework has not been approved by shareholders. In addition, our executives continue to receive stock awards that provide for time-based vesting, which we believe would be subject to the Section 162(m) deduction limitation. However, we believe that compensation attributed to the vesting of performance based equity awards would qualify for an exception to the deductibility limit.

Section 280G and related sections of the Internal Revenue Code provide that executive officers and directors who hold significant stockholder interests and certain other service providers could be subject to significant additional taxes if they receive payments or benefits that exceed certain limits in connection with a change in control event, and that we could lose a deduction on the amounts subject to the additional tax. As part of Mr. Lepofsky’s employment agreement, we have provided for payments to Mr. Lepofsky to satisfy the occurrence of any taxes imposed within the meaning of Section 280G or the excise taxes resulting from Section 4999 of the Internal Revenue Code with Mr. Lepofsky’s retirement, this provision has sunset. We have not provided any other executive officer, including Dr. Schwartz, with a commitment to gross-up or reimburse other tax amounts that the executive might pay pursuant to Section 280G of the Internal Revenue Code. In November 2009 the board of directors voted that it would make no further such gross-up or tax reimbursement commitments to executives.

Section 409A of the Internal Revenue Code also imposes additional significant taxes in the event that an executive officer, director or service provider receives “deferred compensation” that does not meet the requirements of Section 409A. To assist in the avoidance of additional tax under Section 409A, we intend to structure equity awards and other deferred compensation payments in a manner to comply with the applicable Section 409A requirements.

Human Resources and Compensation Committee Report

To The Stockholders:

The Human Resources and Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on its review and discussions with management, the Human Resources and Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Respectfully submitted,

Human Resources and Compensation Committee
as of September 30, 2010:

Kirk P. Pond, Chairman

A. Clinton Allen

C. S. Park

COMPENSATION TABLES FOR NAMED EXECUTIVE OFFICERS

Summary Compensation Table

The following table sets forth certain information concerning compensation of each Named Executive Officer during the fiscal years indicated below:

									Change in
									Pension
									Value &
									Nonqualified
								Non-Equity	Deferred
					Stock		Option	Incentive Plan	Compensation		All Other
Name and Principal		Salary		Bonus	Awards		Awards	Compensation	Earnings		Compensation		Total
Position	Year	($)		($)	($) (1)		($) (2)	($) (3)	($)		($)		($)
(a)	(b)	(c)		(d)	(e)		(f)	(g)	(h)		(i)		(j)
Robert J. Lepofsky	2010	$623,462		$-	$-		$-	$650,000			$16,346	(4)	$1,289,808
President & Chief	2009	$597,125		$-	$2,435,983	(5)	$-	$-			$7,150		$3,040,258
Executive Officer	2008	$650,000		$-	$3,739,501	(6)	$-	$-			$10,000		$4,399,501

Martin S. Headley	2010	$413,721		$-	$1,017,280		$-	$505,325			$11,773	(4)	$1,948,099
Executive Vice	2009	$403,357		$-	$810,005		$-	$-			$79,424		$1,292,786
President & Chief	2008	$269,711	(7)	$-	$472,500		$-	$215,000			$207,356		$1,164,567
Financial Officer

Clinton M. Haris	2010	$216,087		$-	$650,920		$-	$135,000	$23,284	(12)	$10,014	(4)	$1,035,305
Senior Vice President & Group Executive, Systems Solutions Group

Steven A. Michaud	2010	$292,039		$-	$702,040		$-	$180,000	$11,351	(8)	$19,401	(9)	$1,204,831
Senior Vice	2009	$276,964		$-	$333,200		$-	$-			$22,123		$632,287
President & Group	2008	$244,615		$-	$186,300		$-	$150,000			$22,762		$603,677
Executive, Critical Solutions Group

Stephen S. Schwartz	2010	$240,385	(10)	$-	$1,888,000		$-	$250,000			$69,476	(11)	$2,447,861
President

(1) Awards consist of restricted stock and stock awards. In February and May 2010, the board issued, both Time-based and Performance-based, awards to each of the Named Executive Officers, excluding Mr. Lepofsky. The value of stock awards is based on the fair value as of the grant date calculated in accordance with FASB ASC Topic 718. In November 2009, stock awards with a fair market value of $550,000 for Mr. Lepofsky: $382,000 for Mr. Headley; and $162,000 for Mr. Michaud were made to the named executive officers as part of their 2009 Performance Based Variable Compensation award.

(2) There were no stock options granted to any Named Executive Officers during any of the periods noted in this table.

(3) Amounts consist of cash incentive compensation awards earned for services rendered in the relevant fiscal year.

(4) Represents matching contributions to each named officer’s account under the Company’s qualified 401(k) plan.

(5) Stock awards for Mr. Lepofsky for fiscal year 2009 include 160,000 shares of restricted stock granted on February 11, 2009, of which 80,000 shares vest over the period from date of grant to September 30, 2010, and 80,000 shares vest upon Company achievement of performance metrics. Stock awards for Mr. Lepofsky for fiscal year 2009 also include 70,064 shares of restricted stock issued in November 2009 as payment for his Performance Based Variable Compensation award for fiscal year 2009. Further, Mr. Lepofsky’s employment contract was extended during fiscal year 2009 to include an additional vesting period for restricted stock granted during fiscal year 2008 which vests upon achievement of performance metrics, including total shareholder return. This amendment was valued at $1,201,181.

(6) Mr. Lepofsky was granted 350,000 shares of restricted stock, of which 50,000 shares vest from date of grant to September 30, 2009, and 300,000 shares vest upon the achievement of performance metrics, including total shareholder return.

(7) The salary reported for Mr. Headley is prorated based on his date hire on January 28, 2008. His annualized base salary was $425,000.

(8) The change in lump sum present value of pension increased $11,351 during fiscal year 2010 under the Helix Employees Pension Plan based on the discount rate in effect for 2010. As of September 30, 2010, the present value of accumulated pension benefit is $214,921, $203,570 as of September 30, 2009, and it was $218,814 as of September 30, 2008.

(9) Represents amounts paid by the Company on behalf of Mr. Michaud as follows: $7,419 annual car allowance and $11,982 in matching contributions to Mr. Michaud’s account under the Company’s qualified 401(k) plan.

(10) The salary reported for Dr. Schwartz is prorated based on his date of hire on April 5, 2010. His annualized base salary was $500,000.

(11) Represents amounts paid or accrued by the Company on behalf of Dr. Schwartz as follows: $5,192 in matching contributions to Dr. Schwartz’s account under the Company’s qualified 401(k) plan and $64,284 in relocation allowance.

(12) Represents the aggregate earnings during fiscal year 2010 under the Company’s nonqualified deferred compensation plan.

Grants of Plan Based Awards Table
Fiscal Year 2010

During the fiscal year ended September 30, 2010 the following plan based awards were granted to the Named Executive Officers:

								All
								Other
								Stock	Grant
								Awards:	Date
		Estimated Future Payouts Under						Number	Fair Value
		Non-Equity Incentive Plan			Estimated Future Payouts			of Shares	of Stock
		Awards			Under Equity Incentive Plan Awards			of Stock	and
		Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Option
Name	Grant Date	($)	($)	($)	(#)	(#)	(#)	(#)	Awards
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)(7)
Robert J. Lepofsky	10/1/2009 (1)		$650,000	$1,300,000

Martin S. Headley	10/1/2009 (1)		$425,000	$637,500
	2/4/2010 (2)							32,000	$272,640
	2/4/2010 (3)					32,000	32,000		$272,640
	5/5/2010 (4)							50,000	$472,000

Clinton M. Haris	10/1/2009 (1)		$135,000	$135,000
	2/4/2010 (2)							10,500	$89,460
	2/4/2010 (3)					10,500	10,500		$89,460
	5/5/2010 (4)							50,000	$472,000

Steven A. Michaud	10/1/2009 (1)		$180,000	$270,000
	2/4/2010 (2)							13,500	$115,020
	2/4/2010 (3)					13,500	13,500		$115,020
	5/5/2010 (4)							50,000	$472,000

Stephen S. Schwartz	4/5/2010 (1)		$500,000	$1,000,000
	5/5/2010 (5)							100,000	$944,000
	5/5/2010 (6)					50,000	50,000		$472,000
	5/5/2010 (5)							50,000	$472,000

(1) These grants were made pursuant to a performance based variable compensation framework for fiscal year 2010 and reflect the minimum, target and maximum payouts with respect to 2010.

(2) Amount shown is the number of shares of time-based restricted stock awarded on February 4, 2010. The shares will vest at a rate of 1/3 per year on the anniversary date of the grant until fully vested on February 4, 2013.

(3) Amount shown is the number of shares of performance-based restricted stock awarded on February 4, 2010 that may vest, in part or in full, on September 30, 2012 based on achieving certain performance targets.

(4) Amount shown is the number of shares of time-based restricted stock awarded on May 5, 2010 that will vest fully on May 5, 2012.

(5) Amount shown is the number of shares of time-based restricted stock awarded on May 5, 2010. The shares will vest at a rate of 1/3 per year on the anniversary date of the grant until fully vested on May 5, 2013.

(6) Amount shown is the number of shares of performance-based restricted stock awarded on May 5, 2010 that may vest, in part or in full, on September 30, 2012 based on achieving certain performance targets.

(7) The value of a stock award or option award is based on the fair value as of the grant date calculated in accordance with FASB ASC Topic 718.

A discussion of the material terms of the Named Executive Officers’ employment arrangements can be found in the Compensation Discussion and Analysis included elsewhere in this proxy statement.

Outstanding Equity Awards at Fiscal Year-End
Fiscal Year 2010

The following table sets forth certain information concerning outstanding equity awards for each Named Executive Officer as of September 30, 2010:

	Option Awards					Stock Awards
									Equity
									Incentive
								Equity	Plan Awards:
								Incentive	Market
							Market	Plan	or Payout
							Value of	Awards:	Value of
							Shares	Number of	Unearned
							or Units	Unearned	Shares,
	Number of	Number of				Number of	of Stock	Shares, Units	Units or
	Securities	Securities				Shares or	That	or Other	Other
	Underlying	Underlying	Option			Units of	Have	Rights That	Rights
	Unexercised	Unexercised	Exercise	Option		Stock That	Not	Have Not	That Have
	Options (#)	Options (#)	Price	Expiration		Have Not	Vested	Vested	Not Vested
Name	Exercisable	Unexercisable	($)	Date		Vested (#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)		(f)	(g) (10)	(h)	(i) (10)
Robert J. Lepofsky	20,000	—	$13.03	10/30/2010	(1)

Martin S. Headley						14,000 (3)	$93,940
						16,667 (2)	$111,836
						32,000 (5)	$214,720	32,000 (5)	$214,720
						50,000 (4)	$335,500

Clinton M. Haris	20,000		$23.75	10/17/2010		1,250 (9)	$8,388
	4,000		$17.22	12/20/2011		2,333 (8)	$15,654
						10,500 (5)	$70,455	10,500 (5)	$70,455
						50,000 (4)	$335,500

Steven A. Michaud	10,000		$13.03	10/26/2012
	5,550		$23.32	10/20/2010
	3,885		$24.99	02/21/2011		6,667 (2)	$44,736
	5,550		$18.11	02/20/2012		13,500 (5)	$90,585	13,500 (5)	$90,585
	9,990		$17.34	04/28/2014		50,000 (4)	$335,500

Stephen S. Schwartz						100,000 (7)	$671,000
						50,000 (6)	$335,500	50,000 (6)	$335,500

(1) These options were granted on October 26, 2005 while Mr. Lepofsky was a non-employee Director. These awards fully vested on September 30, 2010 according the amended Agreement dated December 19, 2006 due to Mr. Lepofsky’s retirement. These options expired on October 30, 2010.

(2) The unvested shares consist of restricted stock awards granted on February 11, 2009 that vest 1/3 on September 30th of each year until September 30, 2011.

(3) The unvested shares consist of restricted stock awards granted on February 8, 2008 that will vest at a rate of 1/3 per year on the anniversary date of the grant until fully vested on February 8, 2011.

(4) The unvested shares consist of restricted stock awards granted on May 5, 2010 that will vest fully on May 5, 2012.

(5) The unvested shares consist of restricted stock awards granted on February 4, 2010 that vest 50% September 30, 2012 based on achieving certain performance targets. The remaining 50% vests 1/3 per year on the anniversary date of grant until fully vested on February 4, 2013. The total shares granted to Messrs. Headley, Michaud, and Haris were 64,000, 27,000, and 21,000 respectively.

(6) The unvested shares consist of restricted stock awards granted on May 5, 2010 that vest 50% September 30, 2012 based on achieving certain performance targets. The remaining 50% vests 1/3 per year on the anniversary date of grant until fully vested on May 5, 2013. The total shares granted were 100,000.

(7) The unvested shares consist of restricted stock awards granted on May 5, 2010 that vest 1/3 per year on the anniversary of the date of grant until fully vested on May 5, 2013.

(8) The unvested shares consist of restricted stock awards granted on February 11, 2009 that will vest at a rate of 1/3 per year on the anniversary date of the grant until fully vested on February 11, 2012.

(9) The unvested shares consist of restricted stock awards granted on May 9, 2007 that will vest at a rate of 1/3 per year on the anniversary date of the grant until fully vested on May 9, 2011.

(10) The market value is calculated on September 30, 2010 ($6.71), the last business day of the fiscal year.

Option Exercises and Stock Vested Table
Fiscal Year 2010

The following table sets forth certain information concerning all exercises of stock options, vesting of restricted stock and stock awards for each Named Executive Officer during the fiscal year ended September 30, 2010:

	Stock Awards
	Number of	Value
	Shares	Realized
	Acquired on	on
	Vesting	Vesting
Name	(#)	($)
(a)	(b)	(c) (1)

Robert J. Lepofsky	425,000	$3,260,100	(2)

Martin S. Headley	80,667	$651,362

Clinton M. Haris	3,667	$31,339

Steven A. Michaud	69,167	$569,802

Dr. Schwartz did not have any shares that vested in the fiscal year 2010, as a result he is not included in this table.

There were no stock options exercised by the Named Executive Officers for the fiscal year ended September 30, 2010.

(1) The value realized equals the closing price of Common Stock on the vesting dates, multiplied by the number of shares that vested.

(2) The number of shares vested and the value realized includes the 300,000 share grant to Mr. Lepofsky which vested per the Board’s approval on November 8, 2010, based on the achievement of performance metrics as of September 30, 2010. The remaining 125,000 shares are a combination of 80,000 shares vested on March 1, 2010, 5,000 shares vested on March 7, 2010 and 40,000 shares vested on September 30, 2010.

Pension Benefits Table
Fiscal Year 2010

The following table sets forth certain information concerning each plan that provides for payments or other benefits at, following or in connection with retirement for each Named Executive Officer as of September 30, 2010:

		Number of	Present
		Years	Value of	Payments
		Credited	Accumulated	During Last
		Service	Benefit	Fiscal Year
Name	Plan Name	(#)	($) (1)	($)
(a)	(b)	(c)	(d)	(e)

Steven A. Michaud	Helix Employees Pension Plan	18.2 (2)	$214,921	$-

(1) Amounts include annual benefits under the Helix Employees Pension Plan on a straight-life annuity basis.

(2) Mr. Michaud’s years of credited service ceased to accrue when the plan was frozen on October 31, 2006.

The assumptions and valuation methods used in calculating these expenses are discussed further in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2010 within Note (xx) to the Consolidated Financial Statements included in the Annual Report, appearing on pages (xx-xx) of the Annual Report.

Helix Technology Corporation, an acquisition of Brooks Automation, maintained a noncontributory qualified Pension Plan for the benefit of its employees, including eligible former Helix employees named in the Summary Compensation Table. The Plan was frozen effective October 31, 2006. Mr. Michaud as a former Helix employee is eligible to participate in the plan. Compensation covered by the plan includes salary but excludes bonuses or incentive awards, if any. Benefits under the plan as set forth in the table are determined on a straight-life annuity basis, based upon years of participation completed after December 31, 1978, and highest consecutive 60-month average compensation during the last 120 months of employment and are integrated with Social Security benefits.

In 1999, Helix adopted a nonqualified Supplemental Benefit Plan intended to provide for the payment of additional retirement benefits to certain key employees whose Pension Plan retirement benefits would exceed amounts permitted under the Internal Revenue Code. The plan was also frozen effective on October 31, 2006 and employees are no longer eligible to participate. The supplemental unfunded benefit is equal to the amount of any benefit that would have been payable under the qualified retirement plan, but for the limitations under the Internal Revenue Code.

Nonqualified Deferred Compensation Table
Fiscal Year 2010

The Company has established a nonqualified deferred compensation plan to allow eligible executives and directors to defer a portion of their compensation on a pre-tax basis and receive tax-deferred returns on those deferrals. The Plan is unfunded for tax purposes and for purposes of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). An additional feature of the Plan is a supplemental retirement plan, or SERP in which the Company can choose to make annual contributions to selected executives non-qualified Plan accounts.

	Aggregate		Aggregate
	Earnings in	Aggregate	Balance at
	Last FY	Withdrawals/	Last FYE
Name	($)	Distributions ($)	($)
(a)	(b)	(c)	(d)

Clinton M. Haris	$23,284	$-	$235,311

Messrs. Lepofsky, Headley, Michaud, and Schwartz are not participants in the Company nonqualified deferred compensation plan.

The Plan is a nonqualified deferred compensation plan under which eligible employees, including executive officers, may elect to defer a portion of their base salary and/or variable compensation pay. Eligibility is limited to a select group of management or highly compensated employees and directors. Participants may elect to defer base salary, variable compensation and/or director fees on a pre-tax basis, subject to certain minimum and maximum amounts. Under the Plan, amounts deferred with respect to a participant are credited to a bookkeeping account and periodically adjusted for hypothetical investment experience based on a participant-directed allocation of the account among a menu of measuring funds chosen by the administrator. The Plan also provides for additional credits to the bookkeeping account (not involving an elective deferral by participants) that are discretionary on the part of the Company. Additional Company credits and related hypothetical earnings may be subject to a vesting schedule. Upon retirement, as defined, or other separation from service, or, if so elected, upon any earlier change in control of the Company, a participant is entitled to a payment of his or her vested account balance, either in a single lump sum or in annual installments, as elected in advance by the participant.

Effective May 10, 2006, the Compensation Committee of the Board of Directors adopted an amendment and restatement that adds a supplemental retirement feature (“SERP”) for certain selected participants. The SERP feature adds to the Plan an additional category of Company credits. For a participant eligible for the SERP feature, including executive officers selected for participation, a separate SERP bookkeeping account will be maintained to which an amount equal to a percentage of the participant’s base salary will be credited annually during the continuance of the individual’s participation in the SERP feature. The Plan’s administrator retains the discretion to add or remove individuals to or from eligibility for the SERP feature. The measuring fund choices available to be used to determine a SERP account’s hypothetical investment experience will be the same as those available under the Plan generally. Unless the Plan-based agreement with the participant otherwise specifies, a participant’s SERP account will be subject to a vesting schedule providing for 50% vesting after five years of service (disregarding service prior to 2006), with an additional 10% vesting for each year of service thereafter. An eligible participant’s SERP account would be distributable to the extent vested at attainment of age 65 or, if later, separation from service and would be payable, as elected by the participant in advance, either in a lump sum or in annual installments. A participant eligible for the Plan’s SERP feature might be, but need not be, a participant in the Plan generally. At the same time as it amended the Plan by adding the SERP feature, the Committee also designated certain employees to participate in the SERP, including certain Named Executive Officers. No contributions were made to the SERP accounts in FY 2010

Post-Employment Benefits

The following table sets forth the estimated payments and benefits that would be provided to each of the Named Executive Officers upon termination and/or a termination following a change in control. The payments and benefits were calculated assuming that the triggering event took place on September 30, 2010 and using the closing market price of the Company’s stock on that date ($6.71). For the purposes of this analysis we assumed all executives received 100% of their target bonus opportunity. We also assume that all executives will find a full time comparable executive position with another employer during the initial salary continuation period.

		Salary &	Vesting	Vesting
		Other Cash	of Stock	of Stock
		Payments	Options	Awards	Total
Name	Event	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)

Robert J. Lepofsky	Termination Without Cause or for Good Reason	$1,386,172 (1)	$ - (3)		$1,386,172
	Change of Control with Termination	$2,453,820 (2)		$2,013,000 (4)	$4,466,820
Martin S. Headley	Termination Without Cause or for Good Reason	$885,299 (5)			$885,299
	Change of Control with Termination	$885,299 (5)		$970,716 (4)	$1,856,015
Clinton M. Haris	Termination Without Cause or for Good Reason	$-			$-
	Change of Control with Termination	$-		$500,452 (4)	$500,452
Steven A. Michaud	Termination Without Cause or for Good Reason	$507,337 (5)	$ -(6)		$507,337
	Change of Control with Termination	$507,337 (5)		$561,406 (4)	$1,068,743
Stephen S. Schwartz	Termination Without Cause or for Good Reason	$1.027,299 (5)			$1,027,299
	Change of Control with Termination	$1.027,299 (5)		$1,342,000 (4)	$2,369,299

(1) The values in this table assume that Mr. Lepofsky had not retired, effective with the close of business on September 30, 2010. Under the terms of Mr. Lepofsky’s employment agreement, if he is terminated by the Company without cause, or if he had resigned for good reason, the Company would have been required to pay an amount equal to the prorata incentive bonus for the completed portion of the current annual pay period, assumed to be 100% ($650,000) in this table; and medical benefit costs of $336,172. In addition to this, Mr. Lepofsky’s agreement calls for a matching charitable gift benefit, the company match is paid directly to the charity of his choice, the value of this matching gift is up to $100,000 per fiscal year through 2014. However, Mr. Lepofsky did retire, effective with the close of business on September 30, 2010 and will receive the following post-retirement benefits: a consulting contract for the quarter ending December 31, 2010 in the amount of $162,500, post-retirement medical benefits for Mr. Lepofsky and his spouse valued at $336,172, matching charitable contributions up to $100,000 per year paid directly to the same charities to which Mr. Lepofsky makes his contributions for each fiscal year through 2014, and office assistance services through December 31, 2011 which we believe to have a de minimus value. The value of these post-retirement benefits are not included in the numbers in this table.

(2) In addition to items noted in footnote (1), if Mr. Lepofsky had been terminated as a result of change in control of the company, he would have received a tax gross up benefit in the amount of $1,067,648 as a result of the immediate vesting of the outstanding restricted stock awards, under the agreements mentioned in footnote (4).

(3) Mr. Lepofsky had a total of 20,000 vested options which were “out-of-the-money” with an exercise price greater than $6.71 as of September 30, 2010.

(4) Under the terms of each executive officer’s restricted stock agreement, in the event of a change-in-control, followed by a termination without cause within one year, all unvested restricted stock awards would immediately vest. Note: Mr. Lepofsky received his 300,000 share grant on November 8, 2010 per Board approval of the Company’s achievement of certain performance targets. The value of the vested award is included in earlier tables.

(5) Under the terms of Messrs. Headley, Michaud, and Schwartz’s employment agreement, if the executive is terminated by the Company without cause, or if they resign for good reason, the Company shall pay an amount equal to the unpaid portion of the executive’s current base salary earned through the termination date; an amount equal to the prorata incentive bonus for the completed portion of the current annual pay period; and one year’s current base salary, paid in bi-weekly payments as severance in salary continuation. During the salary continuation period, the Company will continue to pay the employer portion of the cost of the medical plans in which the executive was a participant as of the termination date. If the executive has not found a full time comparable executive position with another employer during the initial salary continuation period, the Company will extend the bi-weekly payment plan on a month to month basis until the earlier to occur of (A) one additional year (26 additional bi-weekly payments) or (B) the date executive secures full-time employment. Note: Mr. Headley’s payment includes an $8,000 outplacement benefit. No provision is made in any executive employment agreement for any payment predicated upon a change of control of the Company unless the acquiring entity refuses to perform the obligations of such agreement and the executive invokes a “good reason” termination as a result.

(6) Mr. Michaud had a total of 34,975 vested options which were “out-of-the-money” with an exercise price greater than $6.71 as of September 30, 2010.

EQUITY COMPENSATION PLAN INFORMATION

The table below sets forth certain information as of September 30, 2010 regarding the shares of our Common Stock available for grant or granted under stock option plans that (i) were approved by our stockholders, and (ii) were not approved by our stockholders.

Number of
	Securities to		Number of
	be Issued	Weighted-Average	Securities Remaining
	Upon Exercise	Exercise Price of	Available for
	of Outstanding	Outstanding	Future Issuance
	Options,	Options,	Under Equity
	Warrants	Warrants and	Compensation
Plan Category	and Rights	Rights	Plans (2)

Equity compensation plans approved by security holders (1)	745,561	$18.98	5,604,327	(3)
Equity compensation plans not approved by security holders	19,060	$17.56	0

Total	764,621	$18.94	5,604,327

(1)	Includes an aggregate of 88,686 options at a weighted average exercise price of $15.81 assumed by the Company in connection with past acquisitions and business combinations.

(2)	Excludes securities reflected in the first column of the table.

(3)	Excludes 479,032 shares that may be issued under our Employee Stock Purchase Plan.

1998 Employee Equity Incentive Plan. The purpose of the 1998 Employee Equity Incentive Plan (the “1998 Plan”), adopted by our Board of Directors in April 1998, is to attract and retain employees and provide an incentive for them to assist us to achieve long-range performance goals and to enable them to participate in our long-term growth. All employees (other than its officers and directors), contractors, consultants, service providers or others who are in a position to contribute to our long-term success and growth are eligible to participate in the 1998 Plan. A total of 4,825,000 shares of Common Stock were reserved for issuance under the 1998 Plan. On February 26, 2003 the Board of Directors voted to cancel and not return to the reserve any 1998 Plan forfeited options. From February 26, 2003 through September 30, 2010, a total of 3,193,760 options were forfeited due to employee terminations. Of the shares reserved for issuance under the 1998 Plan, options for 19,060 shares had been granted and were outstanding. However, on August 5, 2009 the Board of Directors voted that no further options or stock awards of any kind will be made or granted pursuant to the 1998 Plan.

RELATED PARTY TRANSACTIONS

Under existing SEC rules, some transactions, commonly referred to as “related party transactions,” are required to be disclosed to stockholders. Examples of related party transactions include transactions between us and:

•	an executive officer, director or director nominee;

•	any person who is known to be the beneficial owner of more than 5% of our common stock;

•	any person who is an immediate family member (as defined under Item 404 of Regulation S-K) of an executive officer, director or director nominee or beneficial owner of more than 5% of our common stock;

•	any firm, corporation or other entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person, together with any other of the foregoing persons, has a 5% or greater beneficial ownership interest.

Under the Nasdaq Stock Market rules we are required to conduct an appropriate review of any such transaction and either the Audit Committee or the independent directors are required to approve the transaction. All related party transactions must also be disclosed in our applicable filings with the Securities and Exchange Commission as required under SEC rules. Our Audit Committee Charter also requires that members of the Audit Committee approve all related party transactions for which such approval is required under applicable law, including SEC and Nasdaq rules. In addition, the Conflicts of Interest provisions of our Standards of Conduct covers, among other things, all transactions involving our relationships with service providers and suppliers. It requires the disclosure of any relationship that could be seen to affect the application of independent and sound judgment in the choice of suppliers. In the case of employees this calls for disclosure of any to management. Members of our board of directors would normally make this disclosure to the chairman of the board. We entered into no related party transactions during fiscal 2010.

AUDIT COMMITTEE REPORT

To The Stockholders:

Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal control over financial reporting. The independent auditors are responsible for performing an independent audit of our consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

Management has represented to the Audit Committee that our consolidated financial statements for the fiscal year ended September 30, 2010 were prepared in accordance with accounting principles generally accepted in the United States. The Audit Committee has reviewed and discussed the consolidated financial statements with management and separately with the independent auditors. It is the Audit Committee that engaged our independent auditors for the year ended September 30, 2010, and the Audit Committee determines annually who shall act as our independent auditors. For the year ended September 30, 2010, the Audit Committee sought and obtained from our stockholders the ratification of their choice of independent auditors. The Audit Committee is seeking similar ratification of their choice of independent auditors for the fiscal year that will end September 30, 2011.

The Audit Committee, in accordance with its charter and recurring meeting agenda, reviewed with the independent auditors the accounting policies and practices critical to our financial statements, the alternative treatments within general accepted accounting principles for policies and practices related to material items that have been discussed with management, the ramifications of each alternative, and the independent auditors’ preferred treatment. The Audit Committee also reviewed the material written communications between management and the independent auditors. The Audit Committee reviewed management’s assessment of the effectiveness of our internal control over financial reporting and also met with the independent auditors, with and without management present, to discuss the independent auditors’ evaluations of our internal controls and the overall quality of our financial reporting. The Audit Committee also regularly reviews whether there have been communications to our telephone and electronic hotlines and reviews and monitors the responses to any such communications. All call reports from the independent company that staffs and operates these hotlines are directed in the first instance to, among others, the Chairman of the Audit Committee, except where local law requires otherwise. The Audit Committee further reviews whether there have been any changes to our Standards of Conduct and whether any waivers to those standards have been granted. The Audit Committee has discussed with the independent auditors the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU §380), as modified or supplemented. The Audit Committee has also discussed the results of the internal audit examinations.

As noted under “Board Risk Oversight”, the Audit Committee operates under the direction of the Executive Committee in helping to assess and address the Company’s business risks. In that process, the Audit Committee reviews with management the risk assessment survey conducted by management and then reviews and discusses with management and the registered public accounting firm the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures.

Our independent auditors provided the Audit Committee with the written disclosures and the letter required by PCAOB Ethics and Independence Rule 3526 (Communications with Audit Committees Concerning Independence) which requires auditors annually to disclose in writing all relationships that in the auditor’s professional opinion may reasonably be thought to bear on independence, to confirm their independence and to engage in a discussion of independence. The Audit Committee also reviewed with the independent auditors the relevant SEC rules with respect to independence of auditors.

Based on its review, the Audit Committee has recommended to the Board of Directors that our audited consolidated financial statements for the fiscal year ended September 30, 2010, management’s report on its assessment on the effectiveness of internal control over financial reporting as of September 30, 2010, and the independent auditors’ reports be included in our annual report on Form 10-K for the fiscal year ended

September 30, 2010. Further, the Audit Committee has determined to engage PricewaterhouseCoopers LLP as our independent auditors for the fiscal year ending September 30, 2011.

Respectfully submitted,

Audit Committee:

John K. McGillicuddy, Chairman
Alfred Woollacott, III
Mark S. Wrighton

INDEPENDENT AUDITOR FEES AND OTHER MATTERS

Audit Fees. PricewaterhouseCoopers LLP billed us an aggregate of $1,364,680 and $1,263,300 in fees and expenses for professional services rendered in connection with the audit of our financial statements for the fiscal years ended September 30, 2010 and 2009, respectively, for the reviews of the financial statements included in each of our Quarterly Reports on Form 10-Q during those years, and for services provided in connection with statutory and regulatory filings or engagements in those years.

Audit-Related Fees. PricewaterhouseCoopers LLP did not bill us for professional services for assurance and related services reasonably related to the performance of an audit or review in the fiscal years ended September 30, 2010 and 2009.

Tax Fees. PricewaterhouseCoopers LLP billed us an aggregate of $317,739 and $344,300 in the fiscal years ended September 30, 2010 and 2009, respectively, for tax compliance, tax advice and tax planning. For fiscal year 2010, the aggregate tax fee amount includes fees from each of the following subcategories: Non-US Tax Compliance $121,639; Expatriate Tax Services $100,000 and Tax Consulting $96,100. For fiscal year 2009, the aggregate tax fee amount includes fees from each of the following subcategories: Non-US Tax Compliance $75,700; Expatriate Tax Services $240,000; and Tax Consulting $28,600.

All Other Fees. PricewaterhouseCoopers LLP billed us an aggregate of $3,000 and $2,400 for certain web-based accounting research tools during both fiscal year ended September 30, 2010 and 2009, respectively.

In each case in which approval was sought for the provision of non-audit services, the Audit Committee or the Chairman of the Audit Committee acting under a delegation of authority from the Committee considered whether the independent auditors’ provision of such services to us was compatible with maintaining the auditors’ independence and determined that it was compatible. The Audit Committee is responsible for pre-approval of the performance of all audit and non-audit services by the independent auditors. The Audit Committee has delegated to the Chairman of the Audit Committee the authority to approve the provision of audit-related or non-audit related services by our independent auditors. Any approvals granted pursuant to that delegation of authority are subsequently reported to the full Audit Committee. In each case in which approval was sought for the provision of non-audit services during the fiscal year ended September 30, 2010, the Audit Committee, or the Chairman acting on the Committee’s behalf, considered a written listing of such services, conducted a discussion with management as to whether the independent auditors’ provision of such services to us would be compatible with maintaining the auditors’ independence, and determined that they were compatible and were therefore permitted services.

All of the above services provided by PricewaterhouseCoopers LLP were approved by the Audit Committee or the Chairman of the Committee acting under a delegation of authority from the Committee. The Audit Committee has determined that the services provided by PricewaterhouseCoopers LLP as set forth herein are compatible with PricewaterhouseCoopers LLP’s maintenance of its independence as our independent auditor.

PROPOSAL NO. 2:
RATIFICATION OF SELECTION
OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The firm of PricewaterhouseCoopers LLP, independent accountants, has conducted an independent audit of our books and accounts since 1989 and has audited our financial statements for the years ending September 30, 2010, 2009 and 2008. The audit committee has appointed them to serve as our auditors for the fiscal year ending September 30, 2011. Detailed disclosure of the audit and non-audit fees we paid to PricewaterhouseCoopers LLP in fiscal 2010 and 2009 may be found elsewhere in this proxy statement. Based on these disclosures and information in the audit committee report contained in this proxy statement, our audit committee is satisfied that our accountants are sufficiently independent of management to perform their duties properly. Although not legally required to do so, our board considers it desirable to seek, and recommends, shareholder ratification of its auditors for fiscal year 2011. In the event stockholders fail to ratify the appointment, the Audit Committee may reconsider this appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent accounting firm at any time during the year if the Audit Committee determines that such a change would be in our and our stockholders’ best interests. A representative of our independent accountants is expected to be present at the meeting and will be available to respond to appropriate questions. We do not expect the representative to make a statement apart from responding to inquiries.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR PROPOSAL NO. 2.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and directors, and persons who own more than 10% of our Common Stock, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC. Executive officers and directors are required to furnish us with copies of all Forms 3, 4 and 5 they file.

Based solely on our review of the copies of such forms we have received and written representations from certain reporting persons that they were not required to file Forms 5 for the fiscal year ended September 30, 2010, we believe that all of our executive officers and directors complied with all Section 16(a) filing requirements applicable to them during our fiscal year ended September 30, 2010.

Standards of Conduct

Pursuant to the requirements of the Sarbanes-Oxley Act of 2002 and the Nasdaq Stock Market rules, we have adopted Standards of Conduct that apply to all officers, directors and employees, covering a wide range of matters and a Code of Ethics specifically for senior financial officers related to the protection of the integrity of our financial records and reports. Copies of both are publicly available on our website at www.brooks.com. If we make any substantive amendment to the Standards of Conduct or Code of Ethics or grants any waiver, including any implicit waiver, from a provision of either code to the persons covered by each, we are obligated to disclose the nature of such amendment or waiver, the name of the person to whom any waiver was granted, and the date of waiver on the above-named website or in a report on Form 8-K.

Stockholder Proposals and Recommendations For Director

Proposals which stockholders intend to present at our 2012 annual meeting of stockholders and wish to have included in our proxy materials pursuant to Rule 14a-8 promulgated under the Securities Exchange Act of 1934 must be received by the Company no later than August 10, 2011. If a proponent fails to notify us by October 24, 2011 of a non-Rule 14a-8 stockholder proposal which it intends to submit at our 2012 annual meeting of stockholders, the proxy solicited by the Board of Directors with respect to such meeting may grant discretionary authority to the person named in each proxy to vote with respect to such matter.

Stockholders may make recommendations to the Nominating and Governance Committee of candidates for its consideration as nominees for director at our 2012 annual meeting of stockholder by submitting the name and qualifications of such person to the Nominating and Governance Committee, c/o Board of Directors, Brooks Automation, Inc. at our principal executive offices, 15 Elizabeth Drive, Chelmsford, MA 01824. Such recommendations should be submitted as early as possible, but in any event not later than November 14, 2011. Any persons recommended should at a minimum meet the criteria and qualifications referred to in the Nominating and Governance Committee’s charter. The letter of recommendation from one or more stockholders should state whether or not the person(s) making the recommendation have beneficially owned 5% or more of our Common Stock for at least one year.

Householding of Proxy Materials

SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. We and some brokers household proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from us or your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares. You can also request prompt delivery of a copy of this proxy statement. All such requests should be made in writing to our Investor Relations department at the following address: Investor Relations, Brooks Automation, Inc., 15 Elizabeth Drive, Chelmsford, MA 01824 or by telephone at the following number: (978) 262-4400.

Material Not Incorporated by Reference

To the extent that this proxy statement has been or will be specifically incorporated by reference into any filing by us under the Securities Act of 1933 or the Securities Exchange Act of 1934, the sections of the proxy statement entitled “Audit Committee Report,” and “Human Resources and Compensation Committee Report” shall not be deemed to be so incorporated, unless specifically otherwise provided in any such filing.

Annual Report on Form 10-K

Copies of our Annual Report on Form 10-K for the fiscal year ended September 30, 2010 as filed with the SEC are being made available to our stockholders of record with this proxy statement and are available to stockholders without charge upon written request addressed to Investor Relations, Brooks Automation, Inc., 15 Elizabeth Drive, Chelmsford, Massachusetts 01824. It is also available at our website www.brooks.com.

IT IS IMPORTANT THAT PROXIES BE AUTHORIZED PROMPTLY.  THEREFORE, STOCKHOLDERS ARE URGED TO COMPLETE, SIGN AND RETURN THE ACCOMPANYING FORM OF PROXY IN THE ENCLOSED ENVELOPE.

BROOKS AUTOMATION

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

____

Nominees

0000078651_1 R2.09.05.010

BROOKS AUTOMATION, INC. 15 ELIZABETH DRIVE CHELMSFORD, MA 01824 ATTN: ACCOUNTS PAYABLE TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. For Withhold For All To withhold authority to vote for any All All Except individual nominee(s), mark “For All The Board of Directors recommends a vote Except” and write the number(s) of the nominee(s) on the line below. FOR the following: 0 0 0 1. Election of Directors Nominees 01 A. Clinton Allen 02 Joseph R. Martin 03 John K. McGillicuddy 04 Krishna G. Palepu 05 C.S. Park 06 Kirk P. Pond 07 Stephen S. Schwartz 08 Alfred Woollacott, III 09 Mark S. Wrighton The Board of Directors recommends a vote FOR the following proposal: For Against Abstain 2 To ratify the selection of PricewaterhouseCoopers LLP as our independent registered accounting firm for the 2011 fiscal year. 0 0 0 NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

The 2011 Annual Meeting of Stockholders of Brooks Automation, Inc. will be held on January 18, 2011 at 10:00 a.m., local time, at the office of Brooks Automation, Inc. 15 Elizabeth Drive, Chelmsford, Massachusetts 01824, for the matters stated on the reverse side. The Board of Directors has fixed November 30, 2010 as the record date for determining the stockholders entitled to notice of, and to vote at, the Annual Meeting. All stockholders are cordially invited to attend the Annual Meeting. To ensure your representation at the Annual Meeting and to authorize your proxy, however, you are urged to complete, date, sign and return the enclosed Proxy Card (a postage-paid envelope is enclosed for that purpose) as promptly as possible. Any stockholder attending the Annual Meeting may vote in person even if that stockholder has previously returned a Proxy Card. By Order of the Board of Directors Thomas S. Grilk Senior Vice President, General Counsel and Secretary